Exhibit 10.1

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETED ASTERISKS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 424b-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

DISTRIBUTION AGREEMENT

This DISTRIBUTION AGREEMENT (the “Agreement”) is entered into as of March 26, 2015 (the “Effective Date”) between Monster Energy Company, a Delaware corporation (formerly known as Hansen Beverage Company) (“MEC”), and CCBCC Operations, LLC, a Delaware limited liability company (“Distributor”). MEC and Distributor are referred to herein collectively as the “parties” and individually as a “party” hereto.

1.	Recitals and Definitions.

a. Distributor is a leading distributor of beverages throughout the Territory (as defined below) and has substantial experience in the distribution of beverages. Distributor has developed and implemented successful marketing plans and/or systems for such distribution and which are substantially associated with the trademarks and trade name of The Coca-Cola Company (“KO”). KO has designated Distributor, and MEC wishes to appoint Distributor, as a distributor of Products (as defined below) as part of Distributor’s business operations and systems, with performance to commence as of April 6, 2015, or such other date as may be mutually agreed by the parties in writing, but which in no event shall be later than August 3, 2015 (the “Commencement Date”).

b. When used herein (i) the word “Products” means (x) all Energy Drinks (as defined below) in any form, that are offered, packaged and/or marketed by MEC or any of its Affiliates at any time after the Effective Date in the Territory under the primary brand name “Monster” or any other primary brand name having “Monster” as a derivative or part of such name, and/or containing the “ ” as a primary brand component, and which may, but are not required, to contain the “ ” mark, and/or the “M” icon, and (y) such additional beverage products, whether marketed under the Trademarks (as defined below) or otherwise, as MEC and Distributor shall agree from time to time by executing a mutually agreed upon amended Exhibit A. MEC and Distributor shall use commercially reasonable efforts to periodically review and update Exhibit A on a reasonable basis throughout the Term. The Products shall include all sizes of SKUs as may be determined by MEC and offered, packaged and/or marketed by MEC or any of its Affiliates in good faith from time to time; (ii) the word “Territory” means the territory identified in Exhibit B hereto; (iii) the words “Distributor’s Accounts” mean all accounts or classes of accounts in the Territory (including those set forth as exclusive or non-exclusive Distributor’s Accounts on Exhibit C hereto), other than those reserved for MEC as identified on Exhibit C; (iv) the word “Trademarks” means those names and marks identified on Exhibit D hereto; (v) the words “Energy Drink/s” mean any shelf-stable, in ready-to-drink, powdered, drops or concentrate form, non-alcoholic beverage that satisfies all of the following conditions: (A) it is marketed or positioned to consumers as an energy beverage, (B) it contains one or more of the following ingredients: guarana, taurine, panax ginseng, L-carnitine, B-2 vitamins, B-6 vitamins, B-12 vitamins, L-arginine, astralagus, glucuronolactone or inositol (or, to the extent approved by KO, which approval shall not be unreasonably withheld, conditioned or delayed, any ingredients substituting for or supplementing any of the foregoing ingredients) and (C) it has at least five (5) milligrams of caffeine per ounce (the “Caffeine Requirement”), except that (1)

Products under the brand Monster Energy Unleaded (substantially as such Products are formulated, manufactured, marketed and/or sold as of the date hereof, and any line extensions or expansions of such Products marketed under such brand) shall not be required to meet the Caffeine Requirement; and (2) the Caffeine Requirement shall be reduced in respect of any particular territory to the extent that any final law applicable to MEC in such territory imposing restrictions on the on-going business activities of MEC is enacted by a Governmental Entity having jurisdiction over such territory that either (I) specifically establishes a maximum caffeine concentration that is lower than the Caffeine Requirement (in which case the Caffeine Requirement applicable to such territory shall be the maximum caffeine concentration permitted by such law) or (II) is reasonably expected, based on the good faith judgment of MEC, to have an adverse impact on MEC’s business, sales or profitability in such territory due to the caffeine concentration of the Products exceeding a specified level (including, for example, a material tax imposed on beverages with caffeine concentrations above a stated amount but excluding, for the avoidance of doubt, any age or similar restriction on the manner of sale of such beverages) (in which case the Caffeine Requirement applicable to such territory shall be the maximum caffeine concentration that would not have such adverse impact); it being agreed that affected Products in any affected territory may be reformulated by MEC to the extent necessary to comply with any such law or to avoid such adverse impact; (vi) the word “Affiliates” means as to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by or is under common control with such Person, as such terms are used in and construed under Rule 405 under the Securities Act of 1933 of the United States of America; (vii) the word “Person” means an individual or firm, corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind; and (viii) the words “Governmental Entity” mean any (A) nation, state, county, city, town, village, district, or other jurisdiction of any nature, (B) federal, state, local, municipal, foreign, or other government, (C) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal), or (D) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature. All Exhibits referred to in this Agreement shall be deemed to be incorporated into this Agreement.

2.	Appointment.

a. With effect from the Commencement Date, MEC appoints Distributor, and Distributor accepts appointment, as a distributor and seller of Products to Distributor’s Accounts within the Territory. Such appointment shall be exclusive with respect to each of Distributor’s Accounts except if and to the extent specifically designated as non-exclusive on Exhibit C hereto. Such appointment shall exclude any SKU/s deleted from distribution pursuant to Sections 13(b) or 13(f) below. Unless otherwise agreed in writing by MEC, Distributor specifically covenants not to sell, market, distribute, assign or otherwise transfer (collectively, “Transfer”) in any manner any Products except to Distributor’s Accounts within the Territory. Those categories of customers which are excluded from the definition of Distributor’s Accounts are expressly reserved for MEC, or such other distributors as MEC may from time to time appoint. Distributor shall be entitled to appoint sub-distributors within the Territory provided that the terms of such appointment shall provide that the sub-distributors shall not actively seek or solicit customers for the Products outside the Territory or any customers located within the

Territory other than Distributor’s Accounts, and the terms of such appointments shall not be inconsistent with the terms and conditions of this Agreement and shall be subject to MEC’s rights hereunder. Distributor’s appointment of sub-distributors shall be to supplement and augment but not to replace or substitute, wholly or partially, Distributor’s resources, performance capabilities and/or ability to fully perform all of Distributor’s obligations in the Territory under this Agreement, including without limitation, as provided in Section 3 below. Distributor will remain liable for the actions, omissions and performance of all of Distributor’s sub-distributors.

b. Distributor hereby agrees not to Transfer any Products, either directly or indirectly, to any other Persons located outside the Territory or to any Persons located within the Territory who Distributor knows or reasonably believes will distribute or resell the Products outside the Territory, except that, subject to all of the terms and conditions of this Agreement, Distributor may Transfer Products to other bottlers or distributors designated by KO that are authorized in writing by MEC for Transfer into such distributor’s or bottler’s territory. During the Term, Distributor shall purchase exclusively and directly from MEC or its nominees (and from no other Person) all of its requirements for Products. In the event Products distributed or sold by Distributor are found outside the Territory, upon MEC’s reasonable request therefor, Distributor shall use Best Efforts (as defined below) to make available to representatives of MEC such sales agreements and other records relating to applicable Products as may be reasonably required for, and otherwise reasonably cooperate with MEC in, all MEC investigations relating to the sale and distribution of the Products outside the Territory, in each case, subject to confidentiality and other obligations to third parties and solely to the extent permissible under applicable law. Distributor shall use Best Efforts to promptly inform MEC if at any time any solicitation or offer to purchase Products is made to Distributor in writing by a third party which Distributor knows would result in a breach of this Section 2(b), in each case, subject to confidentiality and other obligations to third parties and solely to the extent permissible under applicable law. “Best Efforts” means the efforts a prudent Person desiring in good faith to achieve a result would use in the circumstances to ensure such result is achieved as expeditiously as possible but does not require the Person subject to such obligation to take actions that would result in any materially adverse change, or any financial change which in the aggregate, or over a period of time, would result in any materially adverse change, in the benefits to such Person under this Agreement or require such Person to expend funds or extend other economic incentives, unless otherwise expressly required under this Agreement.

c. Distributor acknowledges and agrees that it has no right to distribute any products of MEC other than the Products. Any sales by MEC to Distributor of any products of MEC that are not the Products, and/or any products sold by MEC to Distributor and/or its subdistributor(s) beyond the scope, Term (as defined below) or after the termination of this Agreement, with or without cause, for any reason or no reason at all (i) shall not constitute, be construed as, or give rise to any express or implied distribution agreement, course of conduct or other relationship between MEC and Distributor, (ii) shall not confer upon Distributor or its subdistributor(s) any rights of any nature whatsoever, including without limitation to purchase and/or Transfer or continue to purchase and/or Transfer any products, including Products, or use the Trademarks other than with respect to products sold and delivered by MEC to Distributor, and (iii) shall constitute a separate transaction for each shipment of products actually delivered by MEC to Distributor and/or sub-distributor(s), in MEC’s sole and absolute discretion, which MEC shall be entitled to exercise, vary, withdraw and/or cease, on a case by case basis, at any time in MEC’s sole and absolute discretion. Distributor irrevocably waives, releases and discharges any claims, liabilities, actions and rights, in law or in equity, against MEC including without limitation for damages (including without limitation, consequential, special or punitive damages), compensation or severance payments or any other claims of whatsoever nature by Distributor arising from or in connection with the matters referred to in this Section 2(c) and/or any acts, omissions or conduct of MEC with regard to such matters.

d. Subject to and without limiting MEC’s and its Affiliates’ obligations to KO under the Distribution Coordination Agreement (as defined below), if Distributor declines to distribute, declines to continue to distribute, or proposes not to distribute (each a “Distribution Refusal”) (i) substantially all Products, as the case may be, designated by MEC in good faith for sale in the Territory, MEC shall have the right to sell any or all of the Products so designated by MEC for sale in the Territory directly or through other distributors in the Territory, to the exclusion of Distributor or (ii) one or more of MEC’s SKUs designated by MEC for sale in the Territory, MEC shall have the right (without prejudice to its right in clause (i) above) to sell such declined SKU/s directly or through other distributors in the Territory to the exclusion of Distributor, in each case (i) and (ii) upon forty-five (45) days written notice to Distributor and KO of its intention to do so; provided that such Distribution Refusal continues to exist for such forty-five (45) day period. MEC’s right to sell or have sold such Products shall be limited to the portion of the Territory for which such distribution has been declined.

e. If, after the Effective Date, MEC determines to sell or otherwise distribute any Product or any SKU of any Product (“Product SKUs”) in the Territory not previously sold or distributed by Distributor (each a “New Product SKU”), prior to launching or otherwise commencing the sale or other distribution of such New Product SKU, MEC shall provide Distributor the right to distribute such New Product SKUs, subject to the terms of this Agreement (and subject to and without limiting MEC’s obligations to KO under the Distribution Coordination Agreement). If Distributor declines to sell and distribute such New Product SKUs in the Territory within fifteen (15) days of MEC’s request that such New Product SKUs be added, then MEC shall have the right and option, in MEC’s sole and absolute discretion, to sell and distribute such refused New Product SKUs directly or through other distributors selected by MEC, to the exclusion of Distributor; provided that MEC gives such Distributor an additional fifteen (15) days written notice of MEC’s intention to do so and Distributor does not commence and continue purchasing from MEC and selling such refused New Product SKUs within such additional fifteen (15) day period. MEC’s right to sell or have sold such New Product SKUs shall be limited to the portion of the Territory for which such distribution has been declined.

3.	Distributor’s Duties. Distributor shall:

a. Use commercially reasonable good faith efforts (i) to actively and diligently promote, solicit and push vigorously the wide distribution and sale of the Products to Distributor’s Accounts in the Territory, and (ii) to develop and exploit the full potential of the business of distributing, Marketing (as defined below) and selling the Products throughout the Territory by creating, stimulating and expanding continuously the future demand for the Products and satisfying fully and in all respects the current demand therefor (except to accounts reserved for MEC pursuant to Exhibit C and those National Accounts (as defined below) that are serviced directly by MEC in accordance with Section 14). For the purposes of this Section 3 and Section 13(a) below, “Marketing” means trade marketing, local marketing and local Product promotions in the Territory;

b. Use commercially reasonable good faith efforts to actively and diligently develop new business opportunities for Products in Distributor’s Accounts in the Territory;

c. Use commercially reasonable good faith efforts to actively and diligently manage all of Distributor’s sub-distributors throughout the Territory to gain system alignment to promote the sale and distribution of Products;

d. Secure extensive in-store merchandising and optimal shelf positioning in Distributor’s Accounts in the Territory with respect to Products, except for those National Accounts serviced directly by MEC in accordance with Section 14 below;

e. Perform complete and efficient distribution functions to and in Distributor’s Accounts throughout the Territory;

f. Fully implement the Annual Business Plan (as defined and to be agreed upon from time-to-time in accordance with Section 13(b) below), and use commercially reasonable good faith efforts to achieve and maintain all of the objectives set with respect thereto as contemplated in Section 13(b) below;

g. Achieve and maintain the Performance Targets (as defined and determined each calendar year in accordance with Section 13(d) below);

h. In relation to the sales of the Products only, permit MEC representatives to accompany Distributor’s salesmen on sales routes in the Territory, upon reasonable advance notice to Distributor;

i. Achieve optimum ambient and cold space, position, prominence, and visibility of the Products in all Distributor’s Accounts in the Territory, except for those National Accounts serviced directly by MEC in accordance with Section 14 below;

j. Promote and maintain an efficient, viable and financially sound system of distribution for the Products in Distributor’s Accounts throughout the Territory, except for those National Accounts serviced directly by MEC in accordance with Section 14 below;

k. Provide the resources necessary for the sale, delivery, Marketing, promotion and servicing of the Products in Distributor’s Accounts within the Territory, except for those National Accounts serviced directly by MEC in accordance with Section 14 below;

l. Achieve and maintain Minimum Distribution Levels for the Products in Distributor’s Accounts (other than such non-exclusive Distributor’s Accounts as identified on Exhibit C) as agreed upon or determined in accordance with Section 13(c) below from time to time;

m. Perform and satisfy its obligations specified in Sections 10 and 13 below;

n. Provide such sales and Marketing information in relation to the Products as may be reasonably requested by MEC;

o. Comply with any applicable laws and regulations of or applicable in the Territory and shall be responsible for ensuring that all Product deliveries by Distributor within the Territory comply with all health, safety, environmental and other standards, specifications and other requirements imposed by law, regulation or order in the Territory and applicable to the Products;

p. Assign such article numbers as may be utilized by Distributor from time to time for each Product and Product package to track sales information by its sales data collection system;

q. Cause all of its promotional and Marketing efforts and/or activities under this Agreement to be devoted solely to the Products. Unless approved by MEC’s prior written consent, it shall be a violation of this subsection for (i) Products to be placed by Distributor in Equipment (as defined below) branded with the trademark of an Energy Drink other than a Product, it being agreed that Distributor may place Products in Equipment branded with another beverage other than an Energy Drink; (ii) Energy Drinks other than Products to be placed by Distributor in Equipment branded for Products; (iii) sales materials for Products created by Distributor to include trademarks of products or Energy Drinks other than Products; (iv) Distributor distributing sales material created by Distributor including trademarks of Products; and (v) Distributor’s promotional pricing and/or promotional and/or Marketing activities and/or promotional and/or Marketing programs to apply to all or any Products in combination with all or any Energy Drinks other than Products sold by Distributor. It is not a violation of this subsection for Products to be ordered, sold, delivered, or merchandised by the same Person or in the same vehicles as other products;

r. Invest all the capital and to obtain and expend all the funds required for the organization, installation, operation, maintenance and replacement within the Territory of such warehousing, Marketing, distribution, delivery, transportation and other facilities and equipment as shall be necessary for Distributor to comply with its obligations under this Agreement;

s. For its own account, budget and expend such funds for advertising, Marketing and promoting the Products in the Territory as may be reasonably required by MEC to create, stimulate and sustain the demand for the Products in the Territory, provided that Distributor shall submit all advertising, Marketing and promotional projects relating to the Trademarks or the Products to MEC for its prior approval, and shall use, publish, maintain or distribute only such advertising, Marketing or promotional material relating to the Trademarks or the Products as MEC shall approve and authorize. MEC may agree from time to time and subject to such terms and conditions as it shall stipulate in each case to contribute financially to Distributor’s Marketing programs. MEC may also undertake, at its own expense and independently from Distributor, any additional advertising or sales promotion activities in the Territory it deems useful or appropriate;

t. Use commercially reasonable efforts to allocate Products in Distributor Equipment consistent with the Annual Business Plan and to the extent (and in the form and manner) agreed between Distributor and MEC, including without limitation by including [***]. “Distributor Equipment” shall mean any refrigeration equipment, coolers, barrels, vending machines or similar equipment provided by Distributor, or placed and maintained by Distributor in premises of Distributor’s customers within the Territory for use in relation to the refrigeration, display, Marketing, promotion, and/or sale of all or any beverages distributed and sold by Distributor in the Territory. “MEC Equipment” shall mean any refrigeration equipment, coolers, barrels, vending machines or similar equipment funded by MEC or provided by MEC to Distributor and placed in premises of Distributor’s customers within the Territory by Distributor for use in relation to the refrigeration, display, Marketing, promotion, and/or sale of all or any Products distributed and sold by Distributor in the Territory, [***] and/or as may otherwise be agreed by the parties in writing from time to time. The appearance and branding of MEC Equipment shall be determined by MEC in its discretion. Distributor Equipment and MEC Equipment shall be referred to collectively as the “Equipment;”

u. Take such steps and execute such documents as may be necessary to ensure that any MEC Equipment for use in relation to the refrigeration, display, Marketing, promotion, and/or sale of Products, and any licenses, entitlements, consents or other rights relating to the placement or location of MEC Equipment in a customer’s premises remains the exclusive, unencumbered property of MEC. Distributor shall maintain the MEC Equipment in good condition throughout the Term of this Agreement, ordinary wear and tear excepted. Upon termination of this Agreement, Distributor shall deliver the MEC Equipment to MEC or its designee at the location of such Equipment in the customers’ premises. As the bona fide depository of the MEC Equipment, Distributor undertakes to take all commercially reasonable steps for the proper storage, preservation and use of the MEC Equipment for as long as such Equipment remains serviceable, and shall be responsible for any failure to do so. If for any reason any of the MEC Equipment is removed and not recovered, Distributor shall be liable for all loss and damages arising from Distributor’s breach of this Section 3(u). Distributor hereby agrees to pay MEC any loss or damages incurred by MEC with respect to replacing the MEC Equipment and securing the placement of the MEC Equipment;

v. Maintain and replace such Equipment at such reasonable intervals as are reasonably necessary;

w. Use commercially reasonable efforts to protect the reputation and goodwill of MEC, the Products, and the Trademarks, conduct business in a proper and businesslike manner, and otherwise act in the best interests of MEC in relation to its Products, reputation and goodwill. Distributor shall not act or fail to act in any manner that would reasonably be expected to be detrimental to the brand image of MEC or the Products. Distributor shall sell Products only to reputable and suitable Distributor’s Accounts consistent with the reputation and quality of MEC’s global brand. Distributor shall not engage in any activities or practices, or fail to engage in activities or practices, that would reasonably be expected to impair the value of or otherwise damage the reputation or goodwill of MEC, the Products, or the Trademarks; and

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x. Maintain in stock at all times a reasonably sufficient quantity of each Product/s in relation to the demand from Distributor’s Accounts in the Territory for at least a reasonable period based on such demand, subject to availability as provided by MEC.

4.      Prices. The prices of Products shall be as set forth in MEC’s then current price list as the same may be changed from time to time by MEC upon [***] prior written notice to Distributor.

5.      Orders. All purchase orders for Products shall be transmitted in writing or electronically, shall specify a reasonable date and time for delivery to locations in the Territory agreed upon in writing between the parties from time to time with a lead time of at least ten (10) days and shall be subject to acceptance by MEC in MEC’s reasonable discretion. If MEC is unable to accept an order for any reason, then MEC will use commercially reasonable efforts to equitably allocate available Products to fill orders from its distributors and customers, including Distributor. In the event of any conflict or inconsistency between the terms of this Agreement and any purchase order, the terms of this Agreement shall govern. All such purchase orders shall be deemed acceptances of MEC’s offers to sell Products and shall limit acceptance by Distributor to the terms and conditions thereof.

6.	Payment.

a. MEC shall invoice Distributor on a monthly or other mutually agreed periodic basis and Distributor shall promptly pay the prices of Products in full (without deduction or set off for any reason) no later than [***] from date of the relevant invoice unless MEC gives Distributor notice of any change which shall be subject to Distributor’s approval, which approval shall not be unreasonably withheld. Distributor and MEC shall use a mutually agreeable method of electronic settlement of accounts that Distributor reasonably approves which may include ACH or Xign, Distributor’s current electronic invoice presentment system. If Distributor is delinquent in payment upon presentation of invoice and remains delinquent for seven (7) days after written notice calling upon Distributor to pay, Distributor shall reimburse MEC for any costs and expenses incurred by MEC in collecting such delinquent amounts, including, without limitation, legal fees and costs including fees of collection agencies, and interest computed at [***] percent [***] per month or part thereof from the due date(s) or the maximum legally permissible rate. MEC reserves the right by giving reasonable notice to Distributor to establish in its sole discretion the conditions of shipment and to designate the supply point and/or alternate supply points for each of the Products.

b. Distributor acknowledges that it is aware that MEC and KO have entered into an Amended and Restated Distribution Coordination Agreement dated as of                     , 2015 (as it may be amended from time to time, the “Distribution Coordination Agreement”) under the terms of which KO has agreed to facilitate and coordinate MEC and certain KO distributors/bottlers entering into distribution arrangements, and after such arrangements have been entered into, to facilitate the ongoing relationship between MEC and such KO distributors/bottlers and provide other assistance. In consideration thereof, Distributor agrees to pay to KO a fee calculated in accordance with the formula set forth on attached Exhibit E (the “Facilitation Fee”). Each MEC invoice to Distributor will include the Facilitation Fee,

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which shall be payable by Distributor in accordance with the terms of the applicable MEC invoice. MEC will in turn remit the Facilitation Fee received from Distributor to KO on a monthly basis. Distributor acknowledges and agrees that (i) MEC may, at any time, assign to KO its rights to collect the Facilitation Fee, which will allow KO to directly take action against Distributor to collect any Facilitation Fee owing from Distributor, (ii) MEC may agree to pay or provide KO with other fees or benefits as consideration for KO’s performance of its obligations under the Distribution Coordination Agreement and (iii) to the extent necessary, Distributor consents to the provisions of this Section 6(b).

7.	Title. Title to the Products shall pass to Distributor upon delivery of the Products to Distributor.

8.	Forecasts and Delivery.

a. Distributor shall provide MEC with [***] forecasts describing the volume of each SKU of Products that Distributor projects will be ordered during each [***] period during the Term (as defined below) of this Agreement. Distributor shall submit each updated forecast monthly in a format reasonably acceptable to MEC no later than the first day of each month during the Term.

b. Unless otherwise agreed in writing by the parties to this Agreement, the Products will be tendered by MEC for delivery to Distributor in full truckload quantities of particular Product lines and extensions but without combining different Product lines in the same truckloads. By way of example, Monster Green (i.e. Monster’s original product) and its extensions and Java Monster and its extensions are different particular Product lines. Subject to Distributor providing MEC forecasts in accordance with Section 8(a) above, MEC agrees to (i) use commercially reasonable good faith efforts to deliver Products to Distributor within [***], in the case of Monster and Monster LoCarb Products sold in 24-pack/16 oz. cases, and within [***] in the case of all other Products, of MEC’s receipt of the applicable purchase orders for Products in compliance with Sections 5 and 8(a) above, and (ii) deliver Products to Distributor with at least [***] of shelf life remaining at the time of delivery. Notwithstanding the foregoing, Distributor acknowledges that delivery dates set forth in purchase orders for Products accepted by MEC are merely approximate and that MEC shall have no liability for late deliveries, except only for fines, penalties and assessments imposed by Distributor’s customers and actually paid by Distributor which arise solely and directly as a result of MEC’s failure to comply with its obligations under this Section 8.

c. MEC shall use commercially reasonable means to cause packing and packaging to comply with all applicable state, federal and local law and packing and packaging to be accompanied by bills of lading or pallet tags or other documentation to comply with the Public Health Security and Bioterrorism Preparedness and Response Act of 2002.

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9.	Trademarks.

a. Distributor acknowledges the respective exclusive right, title, and interest in and to the Trademarks and trade names of MEC and/or its Affiliates, whether or not registered, patents, patent applications, and all rights in inventions (whether or not patentable) (collectively, “Patents”), copyrights and copyrightable material (collectively, “Copyrights”) and trade secrets and know-how (collectively, “Know-How”) which MEC and/or its Affiliates may have at any time created, adopted, used, registered, or been issued in the United States of America or in any other location in connection with MEC’s business or the Products and Distributor shall not do, or cause or permit to be done, any acts or things contesting or in any way impairing or tending to impair any portion of MEC’s right, title, and interest in and to the Trademarks, trade names, Patents, Copyrights, and Know-How. Any approval by MEC for Distributor to use any Trademarks, trade names, Patents, Copyrights, trade secrets and Know-How in connection with the distribution and sale of the Products shall be a mere temporary permission, uncoupled with any right or interest, and without payment of any fee or royalty charge for such use.

b. Distributor shall not use any trademark, name, brand name, logo or other production designation or symbol in connection with Products other than the Trademarks, subject to the terms of this Section 9. It will not be a breach of this Section for the Products to be delivered by Distributor in vehicles, or using employees, agents, assigns or sub-distributors wearing clothing, displaying any other trademark, name, brand name, logo or other products designation or symbol. Distributor acknowledges that it has no right or interest in the Trademarks (except as expressly permitted hereunder) and that any use by Distributor of the Trademarks will inure solely to MEC’s benefit. Distributor may only use the Trademarks in strict accordance with MEC’s policies and instructions, and MEC reserves the right, from time to time and at any time, at its discretion, to modify such policies and instructions then in effect.

c. Any proposed use by Distributor of the Trademarks (to the extent that it either has not been previously approved by MEC in writing or differs materially from a use previously approved by MEC in writing) shall be subject to the prior written consent of MEC, which MEC may withhold in its sole and absolute discretion. Distributor shall submit to MEC in writing each different proposed use of the Trademarks in any medium.

d. Distributor shall not at any time alter the Trademarks or the packaging of Products, use the Trademarks for any purpose other than the promotion, advertising and sale of Products hereunder, or challenge the validity, or do or refrain from doing any act which might result in impairment of the value, of the Trademarks. Distributor shall not cause or permit its business name to include any of the Trademarks or its business to be operated in a manner which is substantially associated with any of the Trademarks.

e. In advertising, promotions or in any other manner so as to identify Products, Distributor shall clearly indicate MEC’s ownership of the Trademarks. Distributor further agrees that before distributing or publishing any sales literature, promotional or descriptive materials, MEC shall have the right, upon request, to inspect, edit and approve such materials which illustrate, describe or discuss the Products. Distributor shall comply with any Trademark usage guidelines that MEC provides to it in writing.

f. Upon the termination of this Agreement, the temporary permission granted under sub-Section 9(a) above will terminate and Distributor shall immediately cease and desist from any use of the Trademarks and any names, marks, logos or symbols similar thereto and the use of any Patents, Copyrights and Know-How.

g. Distributor shall (i) notify MEC of any actual or suspected misuse or infringement of any Trademark, brand name, logo or other production designation or symbol in the Territory, (ii) at MEC’s expense and upon MEC’s request, assist in such legal proceedings as MEC will deem necessary for the safeguard of any Trademark, brand name, logo or other production designation or symbol in the Territory, and execute and deliver in accordance with MEC’s request such documents and instruments as may be necessary or appropriate in the conduct of such proceedings, and (iii) at MEC’s expense, assist MEC in the registration and/or renewal of registration of any Trademark, brand name, logo or other production designation or symbol in the Territory as MEC may determine to be necessary or desirable, and execute such documents and instruments as may be necessary to register or to apply for the registration (or registration renewal) of such Trademark, brand name, logo or other production designation or symbol.

h. Distributor shall not acquire or attempt to acquire, for itself or for others, any rights in or to the Patents, Copyrights, Know-How, Trademarks, or any names, marks, logos or symbols confusingly similar thereto, either through registration or use. All rights granted to Distributor concerning the Trademarks, Patents, Copyrights, and Know-How are personal to Distributor, and are not assignable (except in accordance with Section 23) or sublicensable (except to a sub-distributor in accordance with Section 2(a)). Subject to Distributor’s rights under Sections 2 and 23, Distributor shall not grant or attempt to grant any rights in or to the Trademarks, Patents, Copyrights, and Know-How to any other Person.

i. If during the Term a third party institutes against MEC or Distributor any claim or proceeding that alleges that the use of any Trademark or any Know-How, Patent, trade secret or Copyright in connection with the distribution, marketing, promotion, merchandising and/or sales of the Products under this Agreement infringes the intellectual property rights held by such third party, then MEC shall, in its sole discretion, and at its sole expense, contest, settle, and/or assume direction and control of the defense or settlement of, such action, including all necessary appeals thereunder. Distributor shall use all reasonable efforts to assist and cooperate with MEC in such action, subject to MEC reimbursing Distributor for any reasonable out-of-pocket expenses incurred by Distributor in connection with such assistance and cooperation. If, as a result of any such action, a judgment is entered by a court of competent jurisdiction, or settlement is entered by MEC, such that any Know-How, Patent, trade secret, Copyright or Trademark cannot be used in connection with the distribution, marketing, promotion, merchandising and/or sales of the Products under this Agreement without infringing upon the intellectual property rights of such third party, then MEC and Distributor promptly shall cease using such affected Know-How, Patent, trade secret, Copyright or Trademark in connection with the distribution, marketing, promotion, merchandising and/or sale of the Products under this Agreement. Except as otherwise specified in this Agreement, neither party shall incur any liability or obligation to the other party arising from any such cessation of the use of the affected Trademark.

10.      Promotion and Trade Marketing of Products. Distributor shall be responsible for promotion and Marketing of the Products to Distributor’s Accounts within the Territory. Distributor shall use commercially reasonable efforts to actively and diligently distribute and encourage the utilization of merchandising aids and promotional materials in all Distributor’s Accounts throughout the Territory. Without in any way detracting from the foregoing, Distributor shall reasonably participate in and diligently implement all Marketing and promotional programs that are mutually agreed upon by MEC and Distributor from time to time. Distributor acknowledges that (a) MEC has no obligation to market and promote the Products, and (b) MEC makes no, and hereby disclaims any, express or implied warranty, representation, or covenant relating to or in connection with MEC’s marketing and promotional activities including any Global Branding and Marketing activities (as defined in Section 13(a) below), including without limitation, as to the value, performance, extent, effectiveness, quantity, quality, success or results of any such activities or the lack thereof. Except as expressly provided in Section 19 below, Distributor shall have no claim against MEC and its Affiliates and hereby releases MEC and its Affiliates from all and any claims by, and/or liability to, Distributor of any nature for their failure to market and promote, or adequately market and promote, the Products or arising from or relating to or in connection with any Global Branding and Marketing activities procured, provided or performed by MEC and/or its Affiliates or MEC’s and/or its Affiliates’ failure to procure, provide or perform such activities.

11.      Term. Unless terminated by either party pursuant to the terms of this Agreement, the initial term of this Agreement shall commence on the Effective Date and shall end on the twentieth (20th) anniversary of the Commencement Date (the “Initial Term”). After the Initial Term, this Agreement shall, subject to being terminated by either party pursuant to the terms of this Agreement, continue and remain in effect, unless either party gives written notice of non-renewal to the other party at least ninety (90) days prior to the end of the Initial Term or any subsequent anniversary of the Commencement Date, as the case may be (collectively, the “Term”). A “Contract Year” means any calendar year during the Term and the period from the Commencement Date until the close of business on December 31st of the calendar year in which the Commencement Date falls.

12.	Termination.

a. Termination for Cause.

(i)Termination By Either Party. Without prejudice to its other rights and remedies under this Agreement and those rights and remedies otherwise available in equity or at law, either party may terminate this Agreement on the occurrence of one or more of the following:

A.Breach. A party’s material breach of a provision of this Agreement and failure to cure such breach within thirty (30) days after receiving written notice describing such breach in reasonable detail from the non-breaching party; provided, however, if such breach is of a nature that it cannot reasonably be cured within thirty (30) days, then the breaching party shall have an additional forty-five (45) day period to cure such breach, providing it immediately commences, and thereafter diligently prosecutes, in good faith, its Best Efforts to cure such breach. In the event that either MEC or Distributor exercises its right to terminate this Agreement in accordance with this Section 12(a)(i)(A), the breaching party shall be obligated to pay the other party a severance payment measured as a genuine pre-estimate of the other party’s losses and not as a penalty (the “Breach Severance Payment”) in the amount calculated as follows: Distributor’s “average gross profit per case” (as defined below) multiplied by the number of cases of Products sold by Distributor during the most recently completed twelve (12) month period ended on the last day of the month preceding the month in which this Agreement is terminated. Distributor’s “average gross profit per case” shall mean Distributor’s actual selling price less (1) promotion allowances, discounts, free cases and allowance programs, and (2) Distributor’s laid in cost of the Products. The computation of Distributor’s “average gross profit per case” shall exclude the Facilitation Fee.

B. Insolvency. The other party (1) makes any general arrangement or assignment for the benefit of creditors, (2) becomes bankrupt, insolvent or a “debtor” as defined in 11 U.S.C. § 101, or any successor statute (unless such petition is dismissed within sixty (60) days after its original filing), (3) has appointed a trustee or receiver to take possession of substantially all of such party’s assets or interest in this Agreement (unless possession is restored to such party within sixty (60) days after such taking), or (4) has substantially all of such party’s assets or interest in this Agreement (unless such attachment, execution or judicial seizure is discharged within sixty (60) days after such attachment, execution or judicial seizure) attached, executed, or judicially seized.

C. Agreement. Mutual written agreement of the parties.

D. Deadlock.

(1) If (a) the parties are unable to agree upon Performance Targets, Annual Business Plan or Minimum Distribution Levels, or (b) if Distributor has failed to achieve the applicable Performance Targets, Annual Business Plan or Minimum Distribution Levels or fails to comply with any specific requirements of Distributor under this Agreement, including Section 3 (Distributor’s Duties), Section 10 (Trade Marketing and Promotional Programs), Section 13(f) (sales velocity), and Section 13(g) (promotional activities), in any material respect, commencing with the [2015] Contract Year in accordance with Sections 13(b), 13(c) and 13(d) respectively, (clauses (a) and (b) above, collectively referred to as a “Deadlock”) then either party may, at any time after providing the other party with written notice identifying the specific issues resulting in the Deadlock and making a good faith attempt to resolve the Deadlock with the other party, but not more than three times per twelve month period, upon written notice to the other party (the “Meet and Confer Notice”), require that representatives of the other party’s senior management meet and confer with representatives of the notifying party’s senior management at the dates, times and place reasonably agreed by the parties. Such meet and confer shall begin no later than seven (7) days after the other party’s receipt of such Meet and Confer Notice and shall end no later than fifteen (15) days after the other party’s receipt of such Meet and Confer Notice (the “Initial Meeting Period”). Representatives of the parties’ senior management shall meet and confer during such Initial Meeting Period until (x) resolution of the Deadlock to the parties’ mutual satisfaction or (y) conclusion of the Initial Meeting Period, whichever occurs first.

(2) If the parties are unable to resolve the Deadlock in accordance with Section 12(a)(i)(D)(1) above, then either party may, at any time after the Initial Meeting Period, upon written notice to the other party and to KO (the “Second Meet and Confer

Notice”), require representatives of the other party’s senior management and representatives of management of the applicable KO business unit (and/or at MEC’s reasonable request, such other representative of senior management of KO), to meet and confer with representatives of the notifying party’s senior management at the dates, times and place reasonably agreed by MEC, Distributor and KO (including via videoconference or teleconference). Such meet and confer shall begin no later than seven (7) days after the other party’s and KO’s receipt of such Second Meet and Confer Notice and shall end no later than twenty-one (21) days after the other party’s and KO’s receipt of such Second Meet and Confer Notice (the “Second Meeting Period”). Representatives of the parties’ and the applicable KO business unit’s senior management (and/or at MEC’s reasonable request, such other representative of senior management of KO), shall meet and confer during such Second Meeting Period until (x) resolution of the Deadlock to the parties’ and KO’s satisfaction or (y) conclusion of the Second Meeting Period, whichever occurs first. For the avoidance of doubt and without limiting Section 12(a)(i)(D)(5) below, in the event that, after KO’s receipt of the Second Meet and Confer Notice, such representative of KO’s applicable business unit does not participate in accordance with the foregoing, MEC shall have the option of waiving such requirement that such KO representative participate and proceeding with the Second Meeting Period without a KO representative.

(3) If, after the Second Meeting Period, the parties are unable to resolve the Deadlock in accordance with Section 12(a)(i)(D)(1) and Section 12(a)(i)(D)(2) above, then the Deadlock shall be resolved by reference as follows:

(x) Reference proceedings may be commenced by either party by giving the other party written notice thereof. Any such reference shall take place before a single referee only in Orange County, California or via videoconference or teleconference. The referee shall be an experienced industry expert selected jointly by the parties, or if they cannot agree on a referee within ten (10) days from the commencement of the reference proceedings, then, upon the petition of either party, the experienced industry expert shall be appointed within ten (10) days by the American Beverage Association.

(y) The Deadlock shall be submitted to the referee within ten (10) days after the referee is appointed. No discovery will be permitted and no hearing will be held, except such informal proceedings as the referee may require. Each party shall submit to the referee and the other party within such ten (10) day period such written information and statements as that party deems appropriate in support of its claim not exceeding five (5) pages in length (excluding exhibits), together with such information as the referee may require. Each party shall concurrently submit to the referee and exchange with each other its last and best position with respect to each separate issue subject to Deadlock (“Position”) to resolve the Deadlock. Within fourteen (14) days of the date that the parties were required to submit their respective written submissions, the referee shall select one of the two written Positions submitted with respect to each separate issue subject to Deadlock, without change or modification.

(z) Each party shall pay one-half of the referee’s fees and otherwise bear its own costs associated with the reference proceeding; provided, that the party whose Position is not selected by the referee (the “Non-Prevailing Party”) shall not be obligated to reimburse the party whose position was selected by the referee (the “Prevailing Party”) for the referee’s fees and costs relating to the proceeding paid by such party.

(4) The Non-Prevailing Party shall have no right to terminate this Agreement or seek any other remedy with respect to the issue for which it was the Non-Prevailing Party, and the Position selected by the referee shall be binding upon the parties.

(5) Notwithstanding anything to the contrary contained in this Section 12(a)(i)(D), the parties acknowledge and agree that:

(x) the failure of KO or its applicable business unit’s senior management to attend or participate in, or otherwise perform, all or any of the duties, functions or activities described above will not affect the validity or enforceability of any part or result of the procedure in this Section 12(a)(i)(D).

(y) If either party is the Prevailing Party two consecutive times in any twelve (12) month period for any issue resulting in a Deadlock, then, after providing at least five (5) days written notice to KO, with a copy to KO’s Chief Executive Officer and Chief Financial Officer, of MEC’s intention to terminate this Agreement (if MEC is the Prevailing Party), such Prevailing Party shall have the option to terminate this Agreement upon thirty (30) days written notice to the other party; provided that if MEC is such terminating party, MEC shall pay Distributor a Breach Severance Payment (and neither party shall be liable by reason of such termination of this Agreement or Deadlock pursuant to this Section 12(a)(i)(D) for payment of any other amount, including, without limitation, for compensation, reimbursement or damages of whatsoever nature including for loss of prospective compensation or earnings, goodwill or loss thereof, or expenditures, investments, leases of any type of commitment or type of commitment made in connection with the business of either party or in reliance on the existence of the Agreement).

(z) If the Non-Prevailing Party materially fails to comply with the Position selected by the referee within a sixty (60) day period (or, if the Non-Prevailing Party cannot reasonably comply with such Position within such sixty (60) days, an extended period of no longer than an additional four (4) months) following such selection, then, after providing at least five (5) days written notice to KO (with a copy to KO’s Chief Executive Officer and Chief Financial Officer) of the Prevailing Party’s intention to terminate this Agreement, the Prevailing Party may, without prejudice to any other rights or remedies available to it under this Agreement or applicable law, give notice of such breach in accordance with, and thereafter invoke the remedy provided under, Section 12(a)(i)(A) above; provided that neither party shall be required to pay a Breach Severance Payment in such event (and neither party shall be liable by reason of such termination of this Agreement or Deadlock pursuant to this Section 12(a)(i)(D) for payment of any other amount, including, without limitation, for compensation, reimbursement or damages of whatsoever nature including for loss of prospective compensation or earnings, goodwill or loss thereof, or expenditures, investments, leases of any type of commitment or type of commitment made in connection with the business of either party or in reliance on the existence of the Agreement).

(6) Nothing contained in this Section 12(a)(i)(D) shall be construed as limiting, restricting or delaying either party’s ability to exercise its rights and/or remedies under Section 12(a)(i)(A) above.

(ii) Termination by MEC. MEC may terminate this Agreement at any time:

A. Upon written notice, and such termination will be effective immediately upon Distributor’s receipt of such notice, if (x) Distributor sells, assigns, delegates or transfers any of its rights and obligations under this Agreement without having obtained MEC’s prior written consent thereto (which consent may be withheld in MEC’s sole discretion), provided that MEC shall not withhold its consent if such sale, assignment, delegation or transfer is (1) to a Primary KO Distributor (as defined below), (2) to KO or an Affiliate of KO, or (3) a result of an Approved Change of Control (as defined below) or (y) there is any material change in the control of Distributor or Distributor sells all or substantially all of its assets, without the prior written consent of MEC; other than if such material change in control or sale is (1) to a Primary KO Distributor, (2) to KO or an Affiliate of KO, or (3) to any Person to the extent Distributor remains a Primary KO Distributor. “Primary KO Distributor” means a KO Distributor holding the exclusive right to distribute (or that otherwise is the primary distributor of) Coca-Cola brand products in an applicable territory. “Approved Change of Control” means any change of control of Distributor or sale of all or substantially all of Distributor’s assets that is consented to by MEC or for which MEC’s consent is not required hereunder.

B. Upon the occurrence of an MEC Change of Control (as defined in the Distribution Coordination Agreement), MEC shall have the option to terminate (1) this Agreement in its entirety (a “Complete Termination”) or (2) if the Territory comprises more than one market, Distributor’s right to sell Products in a portion of the Territory (a “Partial Territory Termination”), which option may be exercised within sixty (60) days of the occurrence of such MEC Change of Control, by written notice by MEC to Distributor. Any such termination shall be effective upon Distributor’s receipt of MEC’s written notice of termination. MEC’s right to terminate this Agreement under this Section 12(a)(ii)(B) shall be MEC’s sole right to terminate this Agreement for an MEC Change of Control and independent of any other rights or remedies of MEC under this Agreement.

(x) In the event of a Complete Termination, MEC or its successor, as the case may be, shall pay to Distributor an amount equal to a Breach Severance Payment calculated in accordance with Section 12(a)(i)(A) above (the “Product Severance Payment”).

(y) In the event of a Partial Territory Termination, MEC or its successor, as the case may be, shall pay to Distributor a severance payment with respect to the Products which are the subject of the termination, calculated on the same basis as the Breach Severance Payment in accordance with Section 12(a)(i)(A) above, but only with respect to that portion of the Territory which is the subject of the Partial Territory Termination (the “Territory Severance Payment”).

(z) Any Product Severance Payment or Territory Severance Payment payable by MEC to Distributor in accordance with Section 12(a)(ii)(B)(x) or 12(a)(ii)(B)(y) shall be paid by MEC to Distributor within thirty (30) days of the later of (I) the date of the applicable termination, and (II) MEC’s receipt of all information reasonably necessary to support computation of the Product Severance Payment or Territory Severance Payment, as the case may be, in a form and substance satisfactory to MEC.

(iii) [INTENTIONALLY OMITTED]

(iv) Termination Upon the Occurrence of Certain Changes. If, after the Effective Date, a change in legal or regulatory conditions in the Territory occurs including, without limitation, any change in any applicable law, regulation or order, or the interpretation of any law, regulation or order in the Territory which has, had or would be reasonably expected to (A) have a material adverse effect on the business of distributing Products in that Territory or (B) result in any part of this Agreement ceasing to be in conformity with the laws or regulations applicable in the Territory and, as a result thereof, or as a result of any other laws affecting this Agreement, any one of the material provisions of this Agreement cannot be legally performed and/or the Products cannot be stored, transported, handled, distributed or sold in accordance with this Agreement, either party may, upon written notice, suspend or terminate the parties’ respective rights and obligations under this Agreement solely with respect to (1) the affected Products in the Territory, or, (2) to the extent such change and conditions affects the business of distribution of all or substantially all of the Products in the Territory, all Products in the affected portion of the Territory without liability for damages; provided that neither MEC nor any of its Affiliates shall be permitted to sell any such Products subject to suspension or termination in the affected Territory without first providing Distributor the option to remove the cause for such suspension or re-enter into the Agreement with respect to such Products and Territory. In the event of any such suspension that materially adversely effects Distributor’s benefits or obligations hereunder, Distributor shall have the option to terminate this Agreement in its entirety upon written notice to MEC.

(v) Termination by Distributor. Without prejudice to Distributor’s rights, if any, to terminate this Agreement in accordance with Section 12(a)(i)(A) above, Distributor may terminate this Agreement if MEC delivers to Distributor less than twenty-five percent (25%) of the aggregate volume of all Products ordered by Distributor in accordance with Sections 5 and 8 above over a continuous period of ninety (90) days after the initial due date/s for delivery in accordance with Section 8(b) above; provided Distributor has delivered to MEC written notice of such failure and MEC has failed to remedy such deficiency within thirty (30) days of MEC’s receipt of such notice. For the avoidance of doubt, Distributor shall not be entitled to invoke this Section 12(a)(v) to terminate this Agreement if MEC delivers twenty-five percent (25%) or more of the aggregate volume of all Products ordered by Distributor in accordance with Sections 5 and 8 above over a continuous period of ninety (90) days after the initial due date/s for delivery in accordance with Section 8(b) above. Without prejudice to Distributor’s rights, if any, to terminate this Agreement in accordance with Section 12(a)(i)(A) above, Distributor may terminate this Agreement at any time immediately upon written notice to MEC in the event that MEC distributes or agrees to distribute through other distributors in the Territory all or substantially all of the Products covered under this Agreement to the exclusion of Distributor; provided Distributor has previously delivered to MEC written notice of such distribution through other distributors and exclusion of Distributor which MEC has failed to remedy within thirty (30) days of MEC’s receipt of such notice.

b. Optional Termination. MEC shall have the right to terminate this Agreement upon written notice to Distributor (i) in the event of termination or expiration of the Distribution Coordination Agreement pursuant to and in accordance with its terms and/or (ii) if Distributor is no longer a party to any agreement with KO regarding the distribution of Coca-Cola brand products in the Territory. Neither KO, MEC nor Distributor shall be liable to any other party or otherwise obligated to pay to any other party any severance payment or other amount by reason of such termination for compensation, reimbursement or damages of whatsoever nature including, for (A) loss of prospective compensation or earnings, (B) goodwill or loss thereof, or (C) expenditures, investments, leases or any type of commitment made in connection with the business of either party or in reliance on the existence of this Agreement, other than any fees required to be paid by MEC pursuant to the Distribution Coordination Agreement.

c. Distribution Coordination Agreement. Notwithstanding anything to the contrary herein, MEC shall not have the right to terminate this Agreement with respect to any action or circumstance approved by MEC pursuant to Section 3 of the Distribution Coordination Agreement, unless KO consents to such termination in writing in advance.

d. Sole Remedy.

(i) The Breach Severance Payment, Product Severance Payment and/or the Territory Severance Payment payable by MEC to Distributor, pursuant to the provisions of this Section 12, if any, and MEC’s repurchase of Distributor’s inventory of Products, advertising materials and MEC Equipment pursuant to Section 12(e)(iv) below, or Distributor’s right to sell such inventory if not so repurchased by MEC, shall constitute Distributor’s sole and exclusive remedy for the termination or non-renewal of this Agreement, including, without limitation, in the case of a breach and shall be in lieu of all other claims that Distributor may have against MEC as a result thereof. Without in any way detracting from or limiting the provisions of Sections 12(e)(iii) and 12(e)(v) below and, in addition thereto, under no circumstances shall MEC be liable to Distributor by reason of the termination or non-renewal of this Agreement for compensation, reimbursement or damages of whatsoever nature including, without limitation, for (A) loss of prospective compensation or earnings, (B) goodwill or loss thereof, or (C) expenditures, investments, leases or any type of commitment made in connection with the business of Distributor or in reliance on the existence of this Agreement.

(ii) The Breach Severance Payment payable by Distributor to MEC pursuant to the provisions of this Section 12, if any, and MEC’s repurchase of Distributor’s inventory of Products, advertising materials and MEC Equipment pursuant to Section 12(e)(iv) below, or Distributor’s right to sell such inventory if not so repurchased by MEC, shall constitute MEC’s sole and exclusive remedy for the termination or non-renewal of this Agreement, including, without limitation, in the case of a breach and shall be in lieu of all other claims that MEC may have against Distributor as a result thereof. Without in any way detracting from or limiting the provisions of Sections 12(e)(iii) and 12(e)(v) below and, in addition thereto, under no circumstances shall Distributor be liable to MEC by reason of the termination or non-renewal of this Agreement for compensation, reimbursement or damages of whatsoever nature including, without limitation, for (A) loss of prospective compensation or earnings, (B) goodwill or loss thereof, or (C) expenditures, investments, leases or any type of commitment made in connection with the business of MEC or in reliance on the existence of this Agreement.

e. Other Terms Pertaining to Termination. In the event of the termination of this Agreement for any reason whatsoever (and whether such termination is due to the breach of any of the provisions of this Agreement by any party and/or itself is in breach of the Agreement or otherwise):

(i) MEC shall have the right to cancel all of Distributor’s purchase orders for affected Products accepted but remaining unfilled as of the date of termination;

(ii) All amounts payable by Distributor to MEC or by MEC to Distributor shall be accelerated and shall immediately become due unless such termination results from the other’s breach of this Agreement;

(iii) Except for the sole remedy provisions in Sections 12(d)(i) and (ii), neither party shall be liable to the other party in contract, tort or on any other theory of liability for any damage, loss, cost or expense (whether general, special, indirect, incidental, consequential or punitive) suffered, incurred or claimed by the other party as a result of or related to such breach and/or termination (even if the termination results from a breach and the breaching party has been advised of the possibility of such damages), including, without limitation, loss of anticipated profits or goodwill, loss of or damage to goodwill or business reputation or any loss of investments or payments made by either party in anticipation of performing under this Agreement;

(iv) MEC and Distributor shall each have the option, exercisable upon written notice to the other within thirty (30) days after the date of termination hereof, to cause MEC to (A) repurchase all affected Products in Distributor’s inventory and current advertising materials (providing such Products and advertising materials are in saleable condition) at the prices paid or payable for such Products by Distributor (less any freight and insurance charges), F.O.B., Distributor’s premises and (B) purchase all of Distributor’s right, title and interest in, and all applicable rights in, related to, or associated with, all MEC Equipment and the placement or location of such MEC Equipment at all Distributor’s customers’ locations or premises by Distributor at the fair market value of Distributor’s interest, if any, in each such item of MEC Equipment with no amount or compensation allocated to, or payable for, the maintenance, placement or location of the MEC Equipment;

(v) Any Breach Severance Payment, Product Severance Payment, or Territory Severance Payment (each, a “Severance Payment”) payable in accordance with this Agreement by either MEC or Distributor in the event of termination of this Agreement shall constitute reasonable liquidated damages and is not intended as a forfeiture or penalty. MEC and Distributor agree that it would be impractical and extremely difficult to estimate the total detriment suffered by either party as a result of termination of this Agreement pursuant to this Section 12 or otherwise, and that under the circumstances existing as of the Effective Date, the applicable Severance Payment represents a reasonable estimate of the damages which either MEC or Distributor will incur as a result of such applicable termination. Therefore, MEC and Distributor agree that a reasonable estimate of the total detriment that either party would suffer in the event of termination of this Agreement pursuant to this Section 12 or otherwise is an amount equal to the applicable Severance Payment. The foregoing provision shall not waive or affect either party’s indemnity obligations or the parties’ respective rights to enforce those indemnity obligations under this Agreement, or waive or affect either party’s obligations with respect to any other provision of this Agreement which by its terms survives the termination of this Agreement;

(vi) Distributor acknowledges and agrees that the payment of any Severance Payment by MEC to Distributor shall be conditional upon (A) Distributor cooperating in good faith with MEC in effecting a smooth transition of or otherwise transferring any distribution or similar rights under this Agreement to MEC (as determined is appropriate by MEC), or in MEC’s sole discretion, to a third party distributor appointed by MEC, provided that MEC may only withhold payment of such Severance Payment if Distributor materially fails to comply with specific requests of MEC to take actions that are reasonably required to effect such transition and would not impose material costs on Distributor (except to the extent MEC reimburses the same), and (B) Distributor performing its obligations under Section 12(g)(i) below in all material respects. MEC shall not invoke the right to withhold payment of any Severance Payment unless MEC shall have given Distributor at least twenty (20) days written notice of its failure to perform any of its obligations set forth in this Section 12(e)(vi) and Distributor has failed to cure such failure during such twenty (20) days; and

(vii) Upon any notice of termination of this Agreement provided in accordance with the terms hereof and during the applicable notice period, nothing in this Agreement shall be deemed to prohibit MEC, in its sole discretion from negotiating and/or granting distribution rights to any third party or engage directly in transactions concerning the sale and distribution of the Products in the Territory.

f. Continued Supply of Products After Termination. In the event MEC continues to supply Products to Distributor for any reason following the termination of this Agreement, Distributor acknowledges and agrees that any such action shall not constitute a waiver of MEC’s rights under this Agreement or a reinstatement, renewal or continuation of the Term of this Agreement. MEC and Distributor agree that if MEC continues to supply Products to Distributor following the termination of this Agreement, (i) Distributor shall be prohibited from selling or otherwise transferring Products except to Distributor’s Accounts within the Territory, (ii) Distributor shall promptly pay the prices of the Products in full (without deduction or set-off for any reason) in accordance with the payment terms set forth in MEC’s invoice, and (iii) MEC shall have the right, in its sole discretion, to discontinue supplying Products to Distributor at any time, without notice to Distributor.

g. Distributor’s Obligations After Notice of Termination.

(i) During any period after either party gives the other notice of termination of this Agreement and until actual termination of this Agreement, Distributor shall (A) continue to perform all of Distributor’s obligations under this Agreement, including without limitation, all of Distributor’s obligations under Section 3 above, (B) not cause or permit the Products or the Trademarks to be prejudiced in any manner, (C) not eliminate, reduce or replace the listings, shelf space, positioning and/or other benefits enjoyed by the Products, (D) continue to conduct its business relating to the distribution and sale of Products in the ordinary course and consistent with its prior practices including, without limitation, by not purchasing more inventory than customarily purchased by Distributor of Products or offering its customers prices, terms or benefits not customarily offered by Distributor such as discounts, rebates or sales promotion allowances (except to the extent permitted hereunder), and (E) generally cooperate with MEC in relation to the transition to any new distributor appointed by MEC for the Territory.

(ii) For a period of thirty (30) days after termination of this Agreement for any reason, Distributor shall not tortiously interfere with any listings, shelf space, or positioning for the Products.

13.	Annual Business Plan; Minimum Distribution Levels; Promotion.

a. During the Term, MEC shall have primary responsibility for the overall global branding and positioning of the Products, as well as brand and image Marketing for the Products, in such form and manner and of such nature and to such extent as may be determined by MEC in its sole and absolute discretion from time to time (“Global Branding and Marketing”). Distributor acknowledges and agrees that MEC makes no express or implied warranty, representation or covenant relating to or in connection with any Global Branding and Marketing activities, including without limitation, as to the value, performance, extent, effectiveness, quantity, quality, success or results of any such activities or the lack thereof. Except as set forth in Section 19 below, Distributor shall not have any claim against MEC and its Affiliates and hereby releases MEC and its Affiliates from all and any claims by, and liability to, Distributor of any nature for their failure to market and promote, or adequately market and promote, the Products or arising from or relating to or in connection with any Global Branding and Marketing activities procured, provided or performed by MEC and/or its Affiliates or MEC’s and/or its Affiliates failure to procure, provide or perform such activities.

b. Not less than sixty (60) days before the end of each Contract Year, MEC and Distributor shall mutually review the conditions of the marketplace, Distributor’s efforts to achieve sales and its results, including year over year performance, as well as a proposed annual sales, promotion, and trade marketing plan (“Annual Business Plan”) for the next Contract Year prepared by Distributor. Such review shall include discussion on marketing efforts and proposed programs to be implemented to improve the distribution and/or sales velocity of the very lowest selling (measured by sales velocity) SKU/s of Products, if appropriate, and/or the possible deletion from distribution, if appropriate, of the very lowest selling (measured by sales velocity) SKU/s of Products but in accordance with and subject to the provisions of Section 13(f) below. Such Annual Business Plan shall cover such matters as may be appropriate including specific account placement performance objectives, merchandising goals, specific account and channel objectives for specified distribution channels, distribution goals, a sales and marketing spending plan and a strategy for maximizing sales and growth of market share. Additionally, if the Territory has an ethnic market or concentration, the Annual Business Plan shall address such specific ethnic segments, including retail promotions, point-of-sale allocations and special events for ethnic segments. The Annual Business Plan shall not detract from the provisions of Section 10 above. Distributor shall use Best Efforts to implement such Annual Business Plan in the following Contract Year in accordance with Section 3(f) above.

c. Not less than sixty (60) days before the end of the then-current Contract Year, MEC and Distributor shall mutually agree, in writing, on minimum distribution levels to be achieved and maintained by Distributor for each of the Products throughout the next Contract Year (the “Minimum Distribution Levels”). Should the parties have failed, for whatsoever reason, to mutually agree upon the Minimum Distribution Levels to be achieved and maintained by Distributor for each of the Products throughout the next Contract Year, the same shall be determined by reference to the process described in Section 13(d) below. The parties shall perform all of their respective obligations under this Section except that Distributor shall not be obligated to achieve and maintain the Minimum Distribution Levels until the expiration of the six (6) month period immediately following the Commencement Date of this Agreement. A commercially reasonable representation of SKUs of Products shall be required to be in distribution throughout the year in reasonable positioning on shelves, which shall take into account retailer willingness to sell all of the SKUs of Products, shelf space limitations and other commercially reasonable factors that may be applicable in the market.

d. MEC and Distributor shall also agree in writing to performance targets to be achieved and maintained by Distributor for the forthcoming calendar year of this Agreement (collectively, the “Performance Targets”). For the avoidance of doubt, neither Minimum Distribution Levels nor Performance Targets will include volume requirements. If the parties are unable to agree to the Performance Targets or Minimum Distribution Levels for any Contract Year commencing with the [2015] Contract Year and at least [***] days prior to the commencement of each such Contract Year, then such disagreement shall be resolved pursuant to the procedure provided in Section 12(a)(i)(D) above.

e. The Minimum Distribution Levels for the Products that shall be required to be achieved and maintained by Distributor for the Products shall be reduced to the extent only that actual distribution levels are eroded as a direct result of (i) MEC’s failure to deliver Products in accordance with this Agreement, (ii) MEC’s failure to obtain the listing of a Product SKU in a retail chain for which MEC and Distributor have agreed in writing that MEC is to be solely responsible, or (iii) MEC’s failure to contribute its agreed share of the parties funding obligation as set forth in Exhibit F.

f. In every calendar year commencing 2016, the parties agree to periodically meet in order to discuss performance of the lowest selling SKU/s of Products and to delete from distribution in the Territory any SKU/s the parties mutually agree in writing, provided that MEC will not unreasonably withhold its approval to the deletion of any applicable SKU/s. MEC may withhold its approval to deletion of any SKU/s if any applicable SKU/s has/have sufficient sales velocity or is or are capable of delivering sufficient sales velocity in any one or more of Distributor’s Accounts or any one or more regions, as the case may be, to make such SKU/s economically viable to continue in distribution in such one or more of Distributor’s Accounts or in any one or more regions, as the case may be. Notwithstanding the foregoing, unless mutually agreed in writing, in no event shall more than [***] percent [***] of the total number of SKUs, rounded down to the nearest whole number (unless [***] percent [***] of the total number of SKUs is less than one (1) but more than 0.5, in which case the number will be rounded up to one (1)), be deleted from distribution in any rolling [***] period.

g. Promotional activities shall be regulated as follows:

(i) The estimated costs of promotional activities shall be allocated equally between MEC and Distributor thirty (30) days prior to the commencement of a calendar year on a cost per-case basis of Products.

(ii) The promotional activities costs are to be shared between Distributor and MEC as set forth in Exhibit F. The parties agree that the costs for the Promotional Activities shall be reconciled each quarter and that the estimate for the costs of Promotional Activities in the subsequent quarter may be adjusted provided there is mutual agreement.

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(iii) MEC and Distributor shall periodically meet and may mutually agree to additional promotional activities including further programs and campaigns not included in the promotional activities.

(iv) Distributor shall continue its business in the ordinary course including the provision, utilization, and maintenance of coolers, other refrigeration equipment and vending machines. Distributor shall be responsible for creating marketing materials for submission to MEC for its final written approval. Distributor shall not use marketing materials unless approved by MEC in writing; provided that if MEC does not notify Distributor that it objects to any suggested marketing materials within fifteen (15) days after receipt of such materials from Distributor, MEC shall be deemed to have approved such suggested marketing materials.

14.    National Accounts. The provisions of this Section shall not apply to accounts that are excluded from the definition of Distributor’s Accounts or are specifically designated as nonexclusive on Exhibit C hereto. Distributor agrees that should MEC wish to supply Products to any National Account (as defined below), MEC shall be entitled to make arrangements directly with such National Account and establish the terms of sale of Products to such National Account and the prices therefor, which shall take into account the prices and funding then being offered by Distributor and/or other distributors within whose territory the National Account has outlets, to such National Account or similar categories of customers. “National Account” shall mean a customer that sells at retail in more than fifty (50) stores and in multiple states. Should such National Account have one or more outlets within the Territory (“Outlets”), and agree to Outlets being serviced by Distributor, Distributor agrees to service the Outlets in accordance with such arrangements and on the same terms and at the same prices as MEC shall have agreed with the National Account concerned. Notwithstanding the foregoing, Distributor shall be entitled to elect not to service the Outlets by giving prompt written notice of such election to MEC. Should the National Account not agree to the Outlets being serviced by Distributor or should Distributor elect not to service the Outlets, MEC shall be entitled to service the Outlets directly. Both Distributor and MEC agree to use reasonable commercial good faith efforts to obtain the agreement of National Accounts to use DSD distribution with respect to the National Accounts. To the extent MEC services the Outlets directly and to the extent that MEC makes a commitment for funds or support in excess of what was agreed to by Distributor, any such excess shall be borne by MEC. In the event MEC services the Outlets directly, MEC shall bear sole liability and responsibility related to such National Account and MEC shall pay to Distributor, during the remaining Term of this Agreement, an amount equal to [***] percent [***] of Distributor’s “average gross profit per case” per Product case SKU calculated in accordance with the provisions of Section 12(a)(i)(A) above (or based on MEC’s actual selling price of such Product case SKU if such Product case SKU is not sold by Distributor), for each case of such Product case SKU sold by MEC to the Outlets [(but only on the excess of the amount by which the aggregate cases of such Product case SKU/s sold to such Outlets in the Territory during each Contract Year exceeds the number of cases set forth on Exhibit G or the number of cases reduced pro rata for any period of less than one year)] within a reasonable time after receipt by MEC of all information necessary for the computation of the amount due under this Section 14, but in no event more frequently than twice per calendar year. For the purposes of this Agreement, the number of cases of Product case SKU/s sold by MEC to the Outlets during any period shall be

[***] – THIS CONFIDENTIAL INFORMATION HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT.

determined by multiplying the total number of cases of Product case SKU/s sold by MEC directly to such National Account or regional division of such National Account, as the case may be, during the period concerned, by a fraction, the numerator of which shall be the number of Outlets within the Territory and the denominator of which shall be the total number of Outlets that the National Account has within the United States or within the regional division of such customer, as the case may be. Distributor shall not be liable to pay the Facilitation Fee on MEC’s direct sales to National Accounts.

15.	Exclusion of Damages.

a. EXCEPT FOR DAMAGES DIRECTLY RESULTING FROM INDEMNITY OBLIGATIONS PROVIDED IN SECTION 19, WITHOUT IN ANY WAY DETRACTING FROM OR LIMITING THE PROVISIONS OF SECTIONS 12(d), 12(e)(iii) AND/OR 12(e)(v) ABOVE AND, IN ADDITION THERETO, NEITHER PARTY SHALL BE LIABLE FOR ANY CONSEQUENTIAL, INCIDENTAL, SPECIAL, OR EXEMPLARY DAMAGES (INCLUDING, WITHOUT LIMITATION, DAMAGES FOR LOSS OF PROFITS, LOSS OF GOODWILL, BUSINESS INTERRUPTION, LOSS OF BUSINESS OPPORTUNITY, OR ANY OTHER PECUNIARY LOSS) SUFFERED BY THE OTHER RELATED TO OR ARISING OUT OF THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AND/OR THE USE OF OR INABILITY TO USE OR SELL THE PRODUCTS, AND/OR FROM ANY OTHER CAUSE WHATSOEVER, EVEN IF IT HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

b. EACH AND EVERY PROVISION OF THIS AGREEMENT WHICH PROVIDES FOR A LIMITATION OF LIABILITY OR WARRANTIES, DISCLAIMER, OR EXCLUSION OF DAMAGES, IS EXPRESSLY INTENDED TO BE SEVERABLE AND INDEPENDENT FROM ANY OTHER PROVISION, SINCE THOSE PROVISIONS REPRESENT SEPARATE ELEMENTS OF RISK ALLOCATION BETWEEN THE PARTIES, AND SHALL BE SEPARATELY ENFORCED.

16.    Distributor’s Representations and Warranties. Distributor represents and warrants to MEC that (a) it has the right and lawful authority to enter into this Agreement, and (b) the execution, delivery and performance of this Agreement will not cause or require Distributor to breach any obligation to, or agreement or confidence with, any other Person.

17.	MEC’s Representations and Warranties.

a. MEC represents and warrants to Distributor that (i) it has the right and lawful authority to enter into this Agreement, and (ii) the execution, delivery and performance of this Agreement will not cause or require MEC to breach any obligation to, or agreement or confidence with, any other Person.

b. MEC warrants that all Products, all food additives in the Products, and all substances for use in, with, or for the Products, comprising each shipment or other delivery hereby made by MEC to, or on the order of, Distributor are hereby guaranteed as of the date of such shipment to be, on such date, not adulterated or misbranded within the meaning of the Federal Food, Drug and Cosmetic Act, as amended, including the Food Additives Amendment of 1958 (the “Act”) or within the meaning of any substantially identical and applicable state food and drug law, if any, and are not articles which may not under the provisions of Sections 404, 505, or 512 of the Act, be introduced into interstate commerce.

c. MEC warrants that all Products shall be merchantable.

d. Distributor’s sole and exclusive remedy for MEC’s breach of MEC’s representations in Sections 17(b) and 17(c) above shall be as provided for in Section 19(b) below.

e. MEC represents and warrants that KO has agreed that (i) MEC is authorized to receive payment of the Facilitation Fee from Distributor on behalf of KO and (ii) upon payment by Distributor to MEC of the applicable Facilitation Fee in accordance with the terms of Section 6(b), Distributor will have satisfied in full its obligations to make payment of such Facilitation Fee to KO.

18.    Limitation of Warranty. MEC MAKES NO REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED (INCLUDING THE IMPLIED WARRANTIES OF NON-INFRINGEMENT, MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE) EXCEPT THOSE SET FORTH IN SECTION 17 ABOVE.

19.	Indemnification.

a. Distributor shall indemnify, defend, and hold harmless MEC and its officers, directors, agents, employees, shareholders, legal representatives, successors and assigns, and each of them, from loss, liability, costs, damages, or expenses from any and all claims, actions and suits, instituted by any third party, whether groundless or otherwise, and from and against any and all third party claims, liabilities, judgments, losses, damages, costs, charges, attorney’s fees, and other expenses of every nature and character arising from the breach of Distributor’s express representations and warranties under this Agreement by Distributor or its agents, employees, subcontractors, sub-distributors or others acting on its behalf, provided that MEC gives Distributor written notice of any indemnifiable claim and MEC does not settle any claim without Distributor’s prior written consent.

b. MEC shall indemnify, defend, and hold harmless Distributor and its officers, directors, agents, employees, shareholders, legal representatives, successors, assigns, and customers, and each of them, from loss, liability, costs, damages, or expenses from any and all claims, actions and suits instituted by any third party, whether groundless or otherwise, and from and against any and all such third party claims, liabilities, judgments, losses, damages, costs, charges, attorney’s fees, and other expenses of every nature and character and all Distributor’s direct documented costs to store, transport, test and destroy all unsellable Products and advertising materials arising from (i) the breach of MEC’s express representations and warranties under this Agreement or those of its agents, employees, subcontractors or others acting on its behalf, (ii) any impurity, adulteration, deterioration in or misbranding of any Products sold to Distributor by MEC, (iii) any prior distributor of Products in the Territory, (iv) any MEC marketing, advertising, promotion, labeling, Global Branding and Marketing, and the Trademarks, Copyrights, Patents, Know-How or other intellectual property relating to the Products, or (v) the fact that the Products (A) are not safe for the purposes for which goods of that kind are normally used, (B) do not comply with any applicable health, safety, or environmental laws, regulations, orders or standards imposed in the Territory, or (C) do not comply with the Safety Orders of the State of California Division of Industrial Safety and Proposition 65; provided that Distributor gives MEC written notice of any indemnifiable claim and Distributor does not settle any claim without MEC’s prior written consent.

c. If any action or proceeding is brought against Distributor, MEC or any other indemnified party under Section 19(a) or 19(b) (the “Indemnified Party”), the Indemnified Party shall promptly notify the party required to provide indemnification (the “Indemnifying Party”) in writing to that effect. If the Indemnified Party fails to promptly notify the Indemnifying Party, the Indemnified Party shall be deemed to have waived any right of indemnification with respect to such claim to the extent (but only to the extent) any delay in such notice prejudices the Indemnifying Party’s ability to defend such action, suit or proceeding. The Indemnifying Party shall have the right to defend such action or proceeding at the Indemnifying Party’s sole cost by counsel satisfactory to Indemnifying Party. If the Indemnifying Party fails to promptly defend or otherwise settle or finally resolve such action, suit or proceeding, Indemnified Party may defend such action, suit or proceeding using counsel selected by Indemnified Party, and the Indemnifying Party shall reimburse Indemnified Party for any resulting loss, damages, costs, charges, attorney’s fees, and other expenses and the related costs of defending such action, suit or proceeding.

d. The parties agree that the provisions contained in this Section shall survive the termination or expiration of this Agreement.

20.    Insurance. During the Term of this Agreement and for a period of two (2) years thereafter, MEC and Distributor agree to maintain policies of insurance of the nature and amounts specified below, which shall provide the other party as an additional insured (providing for a waiver of subrogation rights and endeavoring to provide for not less than thirty (30) days written notice of any modification or termination of coverage), and each party shall provide the other party with a certificate of insurance evidencing such insurance, in a form satisfactory to such party:

☐	Commercial General Liability, including contractual liability coverage, with limits of at least $1,000,000 per occurrence; Bodily Injury and Property Damage / $1,000,000; Personal and Advertising Injury / $1,000,000; Products/Completed Operations / $2,000,000 General Aggregate.

☐	Excess or Umbrella Liability with a limit of not less than $10,000,000 per occurrence over the insurance coverage described above.

☐	Other statutory insurance required by the applicable laws of the Territory.

For any claims under this Agreement, the applicable party’s insurance shall be deemed to be primary and not contributing to or in excess of any similar coverage purchased by the other party. All deductibles payable under an applicable policy shall be paid by the party responsible for purchasing such policy. All such insurance shall be written by companies authorized to do business in the state or states where the work is to be performed and having at least the ratings of the respective parties current insurers, unless not obtainable at commercially reasonable rates in light of previous premiums. The parties will ensure that the insurance policies obtained pursuant to this Section are effective and enforceable for any liability, claims or other insurable event arising in the Territory.

21.    Competing Products. The provisions of Section 21 are set forth on attached Exhibit H and are incorporated in this Section 21 by this reference.

22.    Amendment. Except to the extent otherwise expressly permitted by this Agreement, no amendment of, or addition to, this Agreement shall be effective unless reduced to a writing executed by the duly authorized representatives of both parties. KO’s approval of any amendment shall be necessary with respect to an amendment, modification, addition or deletion (a) that would reasonably be expected to materially impact KO’s rights or benefits under this Agreement or the Distribution Coordination Agreement, or (b) to any of the following terms (or otherwise materially affecting such terms): definition of Products (to the extent KO has consent rights with respect thereto under the Distribution Coordination Agreement), term, termination, deadlock procedures, placement in branded refrigerated equipment, distributor’s exclusivity, facilitation fee, distribution refusal, competing products or other non-competition, and amendment, in which case KO’s affirmative written approval shall be required.

23.    Assignment. Neither party may assign its rights or delegate its obligations hereunder without the prior written consent of the other and KO; provided, that MEC shall have the right, in its sole and absolute discretion, to assign its rights and/or obligations under this Agreement to any Affiliate or subsidiary of MEC without the written consent of Distributor and/or KO, and any such transferee shall be deemed to be included within the defined term “MEC” for purposes of this Agreement. Any purported assignment or delegation, in the absence of such written consent, shall be void.

24.    No Agency. The relationship between MEC and Distributor is that of a vendor to its vendee and nothing herein contained shall be construed as constituting either party the employee, agent, independent contractor, partner or co-venturer of the other party. Neither party shall have any authority to create or assume any obligation binding on the other party.

25.    Governing Law. This Agreement shall be governed by and interpreted in accordance with the laws of the State of California (without reference to its law of conflict of laws). The place of the making and execution of this Agreement is California, United States of America. Distributor hereby waives any rights that it may otherwise have to assert any rights or defenses under the laws of the Territory or to require that litigation brought by or against it in connection with this Agreement be conducted in the courts or other forums of the Territory. For the sake of clarity, the parties record that their choice of law shall not include the California Franchise Relations Act or the California Franchise Investment Law, or any amendment or functionally equivalent statute, unless such law would otherwise apply, and nothing herein shall be deemed to extend or otherwise affect the scope or application of such statutes.

26.    Arbitration. Any dispute, controversy or claim arising out of or relating to this Agreement or the breach or termination hereof shall be settled by binding arbitration conducted by JAMS (“JAMS”) in accordance with JAMS Comprehensive Arbitration Rules and Procedures (the “Rules”). The arbitration shall be heard by one arbitrator to be selected in accordance with the Rules, in Orange County, California. Judgment upon any award rendered may be entered in any court having jurisdiction thereof. Within seven (7) calendar days after appointment the arbitrator shall set the hearing date, which shall be within ninety (90) days after the filing date of the demand for arbitration unless a later date is required for good cause shown and shall order a mutual exchange of what he/she determines to be relevant documents and the dates thereafter for the taking of up to a maximum of five (5) depositions by each party to last no more than five (5) days in aggregate for each party. Both parties waive the right, if any, to obtain any award for exemplary or punitive damages or any other amount for the purpose or imposing a penalty from the other in any arbitration or judicial proceeding or other adjudication arising out of or with respect to this Agreement, or any breach hereof, including any claim that said Agreement, or any part hereof, is invalid, illegal or otherwise voidable or void. In addition to all other relief, the arbitrator shall have the power to award reasonable attorneys’ fees and costs to the prevailing party. The arbitrator shall make his or her award no later than seven (7) calendar days after the close of evidence or the submission of final briefs, whichever occurs later. The decision of the arbitrator shall be final and conclusive upon all parties. Notwithstanding anything to the contrary, if either party desires to seek injunctive or other provisional relief that does not involve the payment of money, then those claims shall be brought in a state or federal court located in Orange County, California, and the parties hereby irrevocably and unconditionally consent to personal jurisdiction of such courts and venue in Orange County, California in any such action for injunctive relief or provisional relief.

27.	Force Majeure.

a. Neither party shall be liable for any delays in delivery or failure to perform or other loss due directly or indirectly to circumstances unforeseen as of the Effective Date or causes beyond such party’s reasonable control (each, individually, a “Force Majeure Event”), including, without limitation: (a) acts of God, act (including failure to act) of any Governmental Entity (de jure or de facto), wars (declared or undeclared), governmental priorities, port congestion, riots, revolutions, strikes or other labor disputes, fires, floods, sabotage, nuclear incidents, earthquakes, storms, epidemics; or (b) inability to timely obtain either necessary and proper labor, materials, ingredients, components, facilities, production facilities, energy, fuel, transportation, governmental authorizations or instructions, material or information. The foregoing shall apply even though any Force Majeure Event occurs after such party’s performance of its obligations is delayed for other causes but only during the period of the applicable Force Majeure Event.

b. The party affected by a Force Majeure Event shall give written notice to the other party of the Force Majeure Event within a reasonable time after the occurrence thereof, stating therein the nature of the suspension of performance and reasons therefore. Such party shall use its commercially reasonable efforts to resume performance as soon as reasonably possible. Upon restoration of the affected party’s ability to perform its obligations hereunder, the affected party shall give written notice to the other party within a reasonable time.

28.    Merger. This Agreement and the attached Exhibits contain the entire agreement between the parties to this Agreement with respect to the subject matter of this Agreement, are intended as a final expression of such parties’ agreement with respect to such terms as are included in this Agreement, are intended as a complete and exclusive statement of the terms of such agreement, and supersede all negotiations, stipulations, understandings, agreements, promises, representations and warranties, whether written or oral, if any, with respect to such subject matter, which precede the execution of this Agreement. No other negotiations, stipulations, understandings, agreements, promises, representations, or warranties, whether written or oral, either as an inducement to enter into this Agreement or as to its meaning or effect, have been made that are not contemplated herein.

29.    Waivers. No waiver of any provision hereof or of any terms or conditions will be effective unless in writing and signed by the party against which enforcement of the waiver is sought. No relaxation or indulgence which either party may grant to the other shall in any way prejudice or be deemed to be a waiver or novation of any of such party’s rights under this Agreement.

30.    Product Recall. If any Governmental Entity issues a recall or takes similar action in connection with the Products, or if MEC determines that an event, incident or circumstance has occurred which may require a recall or market withdrawal, MEC shall advise Distributor of the circumstances by telephone or facsimile. MEC shall have the right to control the arrangement of any Product recall, and Distributor shall cooperate in the event of a Product recall with respect to the reshipment, storage or disposal of recalled Products, the preparation and maintenance of relevant records and reports, and notification to any recipients or end users. MEC shall pay all reasonable expenses incurred by Distributor of such a recall, including the costs of destroying Products. Distributor, shall promptly refer to MEC for exclusive response to all customer or consumer complaints involving the health, safety, quality, composition or packaging of the Products, or which in any way could be detrimental to the image or reputation of MEC or the Products, and shall notify MEC of any governmental, customer or consumer inquiries regarding the Products about which Distributor becomes aware.

31.    Interpretation. In the event any ambiguity or question of intent or interpretation arises, this Agreement shall be construed as drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. No provision of this Agreement shall be construed against any party on the grounds that such party or its counsel drafted that provision.

32.    Severability. Each provision of this Agreement will be valid and enforceable to the fullest extent permitted by law. If any provision of this Agreement or the application of the provision to any Person or circumstance will, to any extent, be invalid or unenforceable, the remainder of this Agreement, or the application of the provision to Persons or circumstances other than those as to which it is held invalid or unenforceable, will not be affected by such invalidity or unenforceability, unless the provision or its application is essential to this Agreement. The parties shall replace any invalid and/or unenforceable provision with a valid and enforceable provision that most closely meets the aims and objectives of the invalid and/or unenforceable provision.

33.    Provisions Required of a Federal Contractor. If reasonably required by Distributor, MEC shall use its commercially reasonable Best Efforts to deliver to Distributor such warranties and/or representations in the form that MEC has customarily provided to Governmental Entities to facilitate sales by Distributor to Distributor’s Accounts requiring such warranties and/or representations. Such representations shall be in favor of such Governmental Entities and may include one or more or all of the following topics:

a. Made in America. The Products were mined or produced in the 50 United States, the District of Columbia, or such other U.S. possession as is permitted by The Buy American Act, or that the Aluminum Bottles qualify as a domestic end product under said Act.

b. Nondiscrimination in Employment. Unless this contract is exempted, there is incorporated herein an applicable warranty and/or representation reference to the provisions of Section 202, the equal opportunity clause of Executive Order 11246, as amended, Section 60.7415, the affirmative action clause of the regulations under the Rehabilitation Act of 1973, and Section 60.250.5, the affirmative action clause of the regulations under 38 U.S.C. § 4212, the Vietnam Era Veterans’ Readjustment Assistance Act of 1974, and similar state and local law requirements.

c. Executive Order 13201 Compliance (Beck Rights). If applicable, MEC agrees to comply with the provisions of 29 C.F.R. Part 470.

d. 31 U.S.C.S. Section 1352 Compliance. If applicable, MEC shall comply with 31 U.S.C.S. § 1352.

34.	Distributor Suppliers Guiding Principles.

MEC has been informed by Distributor that the following are Distributor Suppliers Guiding Principles (the “Guiding Principles”). Notwithstanding anything set forth below, compliance with the Guiding Principles shall not constitute an obligation of MEC or Distributor under this Agreement. The Guiding Principles shall constitute unenforceable goals only of the parties and neither party shall be entitled to make any claim for breach against the other or enforce any remedy under this Agreement or terminate this Agreement as the result of non-compliance with, or a violation of, any Guiding Principle(s). The preceding sentence shall not detract from the parties’ respective rights and obligations under Section 19 above or any other representation, warranty or obligation expressly made in this Agreement.

•	Laws and Regulations — Each party will use commercially reasonable good faith efforts to comply with all applicable local and national laws, rules, regulations and requirements in the manufacturing and distribution of Products.

•	Child Labor — Each party will use commercially reasonable good faith efforts to comply with all applicable local and national child labor laws.

•	Forced Labor — Each party will use commercially reasonable good faith efforts to not use forced, bonded, prison, military or compulsory labor.

•	Abuse of Labor — Each party will use commercially reasonable good faith efforts to comply with all applicable local and national laws on abuse of employees and will not physically abuse employees.

•	Freedom of Association and Collective Bargaining — Each party will use commercially reasonable good faith efforts to comply with all applicable local and national laws on freedom of association and collective bargaining.

•	Discrimination — Each party will use commercially reasonable good faith efforts to comply with all applicable local and national discrimination laws.

•	Wages and Benefits — Each party will use commercially reasonable good faith efforts to comply with all applicable local and national wages and benefits laws.

•	Work Hours and Overtime — Each party will use commercially reasonable good faith efforts to comply with all applicable local and national work hours and overtime laws.

•	Health and Safety — Each party will use commercially reasonable good faith efforts to comply with all applicable local and national health and safety laws.

•	Environment — Each party will use commercially reasonable good faith efforts to comply with all applicable local and national environmental laws.

35.    Publicity. MEC and Distributor each agree that the initial public, written announcements regarding the execution of this Agreement and the subject matter addressed herein shall be coordinated between the parties prior to release. Thereafter, each party agrees to use commercially reasonable efforts to consult with the other party regarding any public, written announcement which a party reasonably anticipates would be materially prejudicial to the other party. Nothing provided herein, however, will prevent either party from (a) making and continuing to make any statements or other disclosures it deems required, prudent or desirable under applicable Federal or State Securities Laws (including without limitation the rules, regulations and directives of the Securities and Exchange Commission) and/or such party’s customary business practices, or (b) engaging in oral discussions or oral or written presentations with actual or prospective investors or analysts regarding the subject matter of this Agreement, provided no confidential information is disclosed. If a party breaches this Section 35 it shall have a seven (7) day period in which to cure its breach after written notice from the other party. A breach of this Section 35 shall not entitle a party to damages or to terminate this Agreement.

36.    Notices. All notices or other communications required or permitted to be given to a party to this Agreement shall be in writing and shall be personally delivered, sent by certified mail, postage prepaid, return receipt requested, or sent by an overnight express courier service that provides written confirmation of delivery, to such party at the following respective address:

If to MEC:

Monster Energy Company

1 Monster Way

Corona, California 92879

Attention: Chief Executive Officer

Facsimile: (951) 739-6210

with a copy to:

Solomon Ward Seidenwurm & Smith LLP

401 B Street, Suite 1200

San Diego, California 92101

Attention: Norman L. Smith, Esq.

Facsimile: (619) 231-4755

If to Distributor:

CCBCC Operations, LLC

4100 Coca-Cola Plaza

Charlotte, North Carolina 28211

Attention: Legal Department

Facsimile: (704) 557-4190

For Payment Notices:

[●]

with a copy to:

Moore & Van Allen PLLC

100 North Tryon Street

Suite 4700

Charlotte, North Carolina 28202

Attention: E. Beauregarde Fisher III, Esq.

Facsimile: (704) 331-1159

Each such notice or other communication shall be deemed given, delivered and received upon its actual receipt, except that if it is sent by mail in accordance with this Section, then it shall be deemed given, delivered and received three (3) days after the date such notice or other communication is deposited with the U.S. Postal Service in accordance with this Section. Any party to this Agreement may give a notice of a change of its address to the other party to this Agreement.

37.     Third-Party Beneficiaries. Nothing in this Agreement, express or implied, is intended or shall be construed to give any Person, other than the parties to this Agreement and their successors and permitted assigns, any legal or equitable right, remedy or claim under or in respect of any agreement or any provision contained in this Agreement.

38.    Further Assurances. Each party to this Agreement will execute all instruments and documents and take all actions as may be reasonably required to effectuate this Agreement.

39.    Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one document.

40.    Confidentiality. During the Term, each party shall maintain in strict confidence all commercial information disclosed by the other party (which obligation shall expressly survive termination of this Agreement for any reason); provided, however that such commercial information shall not include any information which (a) is in the public domain except through any intentional or negligent act or omission of the non-disclosing party (or any agent, employee, shareholder, director, officer, or independent contractor of or retained by such other party or any of its Affiliates), (b) can be shown by clear and convincing tangible evidence to have been in the possession of the non-disclosing party prior to disclosure by the disclosing party, (c) is legally and properly provided to the non-disclosing party without restriction by an independent third party that is under no obligation of confidentiality to the disclosing party and that did not obtain such information in any illegal or improper manner or otherwise in violation of any agreement with the disclosing party, (d) is disclosed without any restrictions of any kind by the disclosing party to third parties on a regular basis without any measures being taken, whether explicitly or implicitly, by the disclosing party to protect the confidentiality of such information, or (e) is independently generated by any employee or independent contractor of or retained by the non-disclosing party, and such employee or independent contractor has no knowledge of any of such commercial information. Notwithstanding the foregoing, the parties agree that any such commercial information may be disclosed as required by applicable law or an order by a Governmental Entity or any requirements of stock market or exchange or other regulatory body having competent jurisdiction; provided, that, except where prohibited by law, the recipient will give the disclosing party reasonable advance notice of such required disclosure, and will reasonably cooperate with the disclosing party, in order to allow the disclosing party an opportunity to oppose or limit the disclosure of such commercial information or otherwise secure confidential treatment of such commercial information required to be disclosed; provided, further, that if disclosure is ultimately required, the recipient will furnish only that portion of such commercial information which, based upon advice of legal counsel, the recipient is required to disclose in compliance with any such requirement.

41.    Non-Binding Negotiations and Effectiveness. MEC and Distributor acknowledge and agree that, except as expressly stated in this Agreement, there are no binding obligations or commitments existing between MEC and Distributor. No course of conduct, whether or not consistent with the terms discussed in connection with this Agreement, shall have the effect of converting any negotiations or discussions into a binding contract. No legally binding contract shall exist between MEC and Distributor unless and until this Agreement is executed by MEC and Distributor. This Agreement shall only become effective when it has been executed by both MEC and Distributor.

IN WITNESS WHEREOF, the parties have caused their duly authorized representatives to execute this Agreement as of the date first above written.

MONSTER ENERGY COMPANY		CCBCC OPERATIONS, LLC

By:	/s/ Rodney C. Sacks	By:	/s/ Umesh Kasbekar
Name: Rodney C. Sacks		Name: Umesh Kasbekar
Its: Chairman & CEO		Its: Vice President

EXHIBIT A

Distribution Agreement

INITIAL PRODUCT LIST

Monster Energy

Monster Energy

Lo-Carb Monster Energy

Monster Energy Assault

Juice Monster Khaos Energy + Juice

Juice Monster Ripper Energy + Juice

Monster Energy Absolutely Zero

Punch Monster Baller’s Blend

Punch Monster Mad Dog

Monster Energy Unleaded

Monster Energy Ultra

Monster Energy Zero Ultra

Monster Energy Ultra Blue

Monster Energy Ultra Red

Monster Energy Ultra Sunrise

Monster Energy Ultra Citron

Monster Energy Extra Strength with Nitrous Technology

Monster Energy Extra Strength Nitrous Technology Anti Gravity

Monster Energy Extra Strength Nitrous Technology Super Dry

Monster Energy Extra Strength Nitrous Technology Black Ice

Monster Rehab

Monster Rehab Tea + Lemonade + Energy

Monster Rehab Green Tea + Energy

Monster Rehab Rojo Tea + Energy

Monster Rehab Tea + Orangeade + Energy

Monster Rehab Tea + Pink Lemonade + Energy

Monster Rehab + Peach Tea + Energy

Monster Import

Monster Energy Import

Muscle Monster Energy Shake

Muscle Monster Energy Shake Chocolate

Muscle Monster Energy Shake Vanilla

Muscle Monster Energy Shake Coffee

Muscle Monster Energy Shake Strawberry

Muscle Monster Energy Shake Peanut Butter Cup

Java Monster

Java Monster Kona Blend

Java Monster Loca Moca

Java Monster Mean Bean

Java Monster Vanilla Light

Java Monster Irish Blend

Java Monster Cappuccino

Monster M3 Super Concentrate

Monster Energy M3 Super Concentrate

Ubermonster

Ubermonster

EXHIBIT B

Distribution Agreement

THE TERRITORY

The Territory is the same territory that Distributor services for the distribution of Coca-Cola products in the states of Alabama, Florida, Georgia, Kentucky, Mississippi, North Carolina, Pennsylvania, South Carolina, Tennessee, Virginia, West Virginia, the gray shaded area, as reflected on the Territory maps below.

Alabama

Florida

Georgia

Kentucky

Mississippi

North Carolina

Pennsylvania

South Carolina

Tennessee

Virginia

West Virginia

In the event of a dispute with respect to territorial boundaries between two adjacent parties, MEC shall have the right to decide such dispute in its sole discretion, and any such decision shall be final and binding upon the parties.

EXHIBIT C

Distribution Agreement

EXCLUSIVE DISTRIBUTOR ACCOUNTS

Convenience Stores

Chain Convenience Stores

Deli’s

Independent Grocery

Chain Grocery

Mass Merchandisers

Drug Stores

Colleges and Universities

Hospitals

Health Food Stores

Club Stores

Vending

Alcoholic Lic. On-Premise*

National Specialty Retailers (i.e. Home Depot, Best Buy, Staples, Auto Zone, and all similar sized and positioned retailers, except those included below as Non-Exclusive Distributor Accounts)

Military – ONLY AAFES, NEXCOM, MCX, and USCG for Exchanges / Shopettes / Convenience Stores / Class 6 Stores / Veteran’s Canteen / vending for the Continental United States (“CONUS”)

Military – Morale, Welfare & Recreation (i.e. including but not limited to bowling alleys, golf courses, officers clubs, etc.) for CONUS

Marine Foods Service (e.g. cruise ships, service ships, and oil rigs)

All other accounts not falling within the descriptions listed above or below

* Alcoholic Licensed On-Premise Accounts means accounts licensed by an applicable Governmental Entity to sell alcoholic beverages for on-premise consumption.

EXCLUSIVE MEC ACCOUNTS

Military – ONLY AAFES, NEXCOM, MCX, and USCG for Exchanges / Shopettes / Convenience Stores / Class 6 Stores / vending for Outside the Continental United States (“OCONUS”)

Military – all others including, but not limited to, DeCA, Ships-A-Float, Troop Feeding for both CONUS & OCONUS

Military – Vending and Morale, Welfare & Recreation (i.e. including but not limited to bowling alleys, golf courses, officers clubs, etc.) for OCONUS

NON-EXCLUSIVE DISTRIBUTOR ACCOUNTS:

General Sports Retailers (i.e. including but not limited to extreme sports retailers, motorcycle dealers and resellers, and all similar retailers and distributors servicing such sports retailers)

National Specialty Retailers – limited to accounts which are parties to an exclusive non-alcoholic beverage agreement with a competitor of Distributor and/or accounts which Distributor is prohibited by the account from calling on

EXHIBIT D

Distribution Agreement

THE TRADEMARKS

MONSTER ENERGY

M MONSTER ENERGY

UNLEASH THE BEAST!

MONSTER

ANTI GRAVITY

ASSAULT

BLACK ICE

IRISH BLEND

JAVA MONSTER

KHAOS

KILLER-B

KILLER B NITROUS MONSTER ENERGY

LOCA MOCA

LOCA MOCA JAVA MONSTER

LO-CARB MONSTER ENERGY

M IMPORT

M EXPORT

M3

MEAN BEAN

MONSTER BLACK ICE

MONSTER ENERGY EXTRA STRENGTH NITROUS TECHNOLOGY

MONSTER KHAOS ENERGY + JUICE

MONSTER RIPPER

REHAB

MONSTER REHAB

REHAB THE BEAST!

RIPPER

UNLEASH THE NITRO BEAST!

MONSTER ENERGY ZERO ULTRA

MONSTER ENERGY CUBA-LIMA

MONSTER ENERGY XG

UBERMONSTER

SIZE DOES MATTER!

JUICE MONSTER

MONSTER ENERGY ULTRA

ULTRA RED

ULTRA BLUE

ULTRA BLACK

ULTRA SUNRISE

ULTRA CITRON

PUNCH MONSTER

MUSCLE MONSTER

PUMP UP THE BEAST!

UNLEASH THE ULTRA BEAST!

MONSTER ENERGY UNLEADED

UNLEASH THE CAFFEINE FREE BEAST

COFFEE MONSTER

EXHIBIT E

Distribution Agreement

(Section 6(b))

FACILITATION FEE

The Facilitation Fee payable by Distributor to MEC and then by MEC to KO shall be equal to [***] per case of 24 units and [***] per case of 12 units of Products sold by MEC to the Distributor, but excluding any free or bonus unit or units used for sampling. Any other case configuration to be mutually agreed between Distributor and KO.

[***] – THIS CONFIDENTIAL INFORMATION HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT.

EXHIBIT F

Distribution Agreement

PROMOTIONAL ACTIVITIES COSTS

Discount and allowances, price promotions and other customer discount activities (“D&A”):

(a) MEC Led Customer Calls: Distributor shall contribute an amount equal to MEC’s contribution for D&A up to a total of [***] per 24-unit 15.5 oz./16 oz. case, (reduced or increased on a pro rata basis for cases containing less than 24 units or a larger number of units), each a “Case,” sold at a discounted price by Distributor to Distributor’s Accounts. Thus, Distributor’s contribution shall be no more than [***] per Case of Products sold at a discounted price on the above programs. If additional D&A is necessary to achieve a promotional price to be offered to a customer as agreed by MEC and Distributor, then [***].

(b) Distributor Led Customer Calls: With respect to Distributor led customer calls, MEC shall contribute an amount equal to [***] per Case basis, provided always that such amount does not exceed the recommended discount set forth in the Annual Business Plan.

(c) Payment & Reconciliation. The frequency of all customer promotional discount programs requiring D&A shall be agreed in the Annual Business Plan. D&A may be paid by either MEC or Distributor to the customer and reconciled periodically.

(d) The separation of D&A in this Exhibit F into “MEC Led Customer Calls” and “Distributor Led Customer Calls” is not, in of itself, intended to change the currently existing funding arrangements and/or business practices currently subsisting under the D&A category of Exhibit G under any distribution agreement for Monster Energy products that was in existence between MEC and Distributor prior to the Effective Date, if any.

Trade Marketing Programs including shelf buys, CMA’s, free cases, coupons, corporate/retailer rebates, sales force incentives, POS, samples, third party reset fees, meeting competition price offers (“TMP”).

With respect to MEC Led Customer Calls and Distributor Led Customer Calls, [***]. All TMP programs shall be agreed upon and form part of the Annual Business Plans and shall include such additional TMP programs as may be mutually agreed upon from time to time by the parties. In exceptional cases, such as Trophy or Prestige accounts, either party may voluntarily agree to contribute more than [***] to cover any specific TMP programs. TMP may be paid by either MEC or Distributor to the customer and reconciled periodically.

Updated: February 5, 2015	Distributor Initials: UK

MEC Initials: RCS

[***] – THIS CONFIDENTIAL INFORMATION HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT.

Equipment.

MEC shall permit Distributor to manage all equipment that MEC owns in the Territory as of the Effective Date. Distributor shall not be required to repair or service such MEC equipment owned by MEC as of the Effective Date. Distributor shall use commercially reasonable efforts to place Products in all Distributor’s equipment where appropriate and desired by the Distributor’s Accounts. Distributor shall reimburse MEC for [***] of the cost of equipment that Distributor and MEC agree that MEC purchase for the Territory in the future and which shall be managed by Distributor.

Miscellaneous.

If MEC calls on or assists Distributor in calling on Distributor’s Accounts, to the extent that MEC makes a commitment for funds or support in excess of what is provided above or was agreed to by Distributor and MEC, any such excess shall be borne by MEC.

The parties’ respective rights and obligations under this Exhibit F shall be revised and amended from time to time to reflect then-prevailing conditions by written agreement of the parties to be arrived at after good faith discussions and negotiation. If the parties are unable to agree upon an amendment requested by either party, such disagreement shall be resolved pursuant to the Deadlock procedures under Section 12(a)(i)(D) of the Agreement.

All amounts and all contributions provided above shall be adjusted, upward or downward, from time to time to account for inflation, changes in selling prices or other adjustments that may occur from time to time, or to conform to prevailing beverage industry practices relating to the Energy Drink category. The amounts of such adjustments shall be mutually agreed in writing by the parties from time to time; provided that such adjustments shall be arrived at after good faith discussions and negotiations between the parties.

Updated: February 5, 2015	Distributor Initials: UK

MEC Initials: RCS

[***] – THIS CONFIDENTIAL INFORMATION HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT.

EXHIBIT G

Distribution Agreement

NATIONAL ACCOUNTS – MEC DIRECT VOLUME

                                                  cases*

*To be calculated by MEC as soon as practical following the Commencement Date and to be the number of cases sold directly by MEC to Outlets in the Territory during the twelve (12) month period prior to the Commencement Date, but only with respect to that portion of the Territory, if any, (as defined in this Agreement) which was not part of Distributor’s “Territory” under one or more distribution agreements in existence between MEC and Distributor prior to the Effective Date (the “Prior Agreements”). In the event that this Agreement is amended to include additional “Territory” following the Commencement Date, the number of cases set forth above shall be increased accordingly, but only with respect to such additional “Territory.” For the avoidance of doubt, the number of cases set forth above shall (a) only apply to the calculation and payment of the fees payable by MEC to Distributor in accordance with Section 14 solely with respect to any new Territory allocated to Distributor pursuant to this Agreement with effect from or after the Effective Date which was not part of Distributor’s “Territory” under the Prior Agreements (the “New Territory”) and (b) not include the aggregate number of cases of Products sold by MEC to Outlets in the Territory that was part of Distributor’s “Territory” under the Prior Agreements.

For Outlets which are part of Distributor’s New Territory, MEC shall pay Distributor in accordance with the formula set forth in Section 14 for the number of cases of Products sold directly by MEC to such Outlets, less the number of cases of Products set forth above.

For Outlets which were part of Distributor’s “Territory” under the Prior Agreements, MEC shall pay Distributor in accordance with the formula set forth in Section 14 for all cases of Products sold directly by MEC to such Outlets, without reference to, or subtracting, the number of cases of Products set forth above.

Updated: February 5, 2015	Distributor Initials: UK

MEC Initials: RCS

EXHIBIT H

Distribution Agreement

COMPETITIVE PRODUCTS

During the Term of this Agreement, Distributor shall not market, sell, manufacture, prepare, package, or distribute, directly or indirectly, or assist any third party in engaging in, the business of manufacturing, marketing, selling or distributing, any Energy Drink/s or products reasonably likely to be confused with any of the Products in the Territory or reasonably likely to be perceived by consumers as confusingly similar to or be passed off as Products (the “Competing Products”), except that Distributor may manufacture, prepare, package, market, sell and distribute, and otherwise engage or assist any third party in engaging in the business of manufacturing, marketing, selling or distributing in the Territory, Competing Products that (i) are owned, marketed, sold or distributed by KO or an Affiliate of KO, or (ii) were internally developed by KO or any of its Affiliates, in each case (i) and (ii), to the extent KO is not otherwise prohibited from marketing, selling or distributing such Competing Products pursuant to a written agreement between MEC and KO. If under the terms of any written agreement between MEC and KO, KO authorizes Distributor to sell Competing Products, then Distributor agrees that it shall be obligated at all times to allocate and devote at least such resources and efforts (in all material respects) to the promotion, marketing, sale, and distribution of the Products as are substantially proportional to the ratio that the volume of Distributor’s sales of Products bears to the volume of Distributor’s sales of Competing Products. Notwithstanding the provisions of this Exhibit H, Distributor may (a) market, sell and distribute [***] for a period of [***] commencing the Commencement Date and (b) manufacture, prepare or package (but not market, sell or distribute) the Competing Products described on Exhibit H.

52

[***] – THIS CONFIDENTIAL INFORMATION HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT.